EXHIBIT 2.5

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                             MFS Acquisition Corp.,
                           Able Telcom Holding Corp.,
                         MFS Network Technologies, Inc.

                                       and

                        MFS Communications Company, Inc.


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     AGREEMENT AND PLAN OF MERGER, dated as of April 26,1998, by and among MFS
Acquisition Corp., a Delaware corporation ("Buyer"), Able Telcom Holding Corp., a Florida corporation ("Parent"), MFS Network Technologies, Inc., a Delaware corporation ("Seller"), and MFS Communications Company, Inc., a Delaware corporation ("MFS").

                                   WITNESSETH:

     WHEREAS, on or before the date immediately preceding the Closing Date, Seller will adopt, in substantially the form attached hereto as Exhibit 1ar the Plan of Complete Liquidation pursuant to which Seller will distribute, immediately prior to the merger of Seller with and into Buyer (the "Merger"), all of the Other Assets (as defined herein) and all of the capital stock of all of the Distributed Subsidiaries (as defined herein) to MFS (the "Liquidating Distribution"); and

     WHEREAS, Parent and MFS wish to provide for the terms and conditions upon which the Merger of Seller with and into Buyer will be consummated;

     WHEREAS, for income tax purposes, (i) the Merger is intended and expected to be treated as a taxable sale by Seller of all of its assets (other than the Distributed Assets, as defined herein) to Buyer in exchange for the Merger Consideration (as defined herein) and an assumption by Buyer of all of Seller's liabilities (except as specifically provided herein), and (ii) the distributions by Seller to MFS, its sole shareholder, of the Distributed Assets and the Merger Consideration are intended and expected to be treated as liquidating distributions made pursuant to a complete liquidation (the "Complete Liquidation") of Seller qualifying under Sections 332 and 337 of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereto agree as follows:

     1. CERTAIN DEFINITIONS. The Parties to this Agreement (as defined herein) hereby agree that, in addition to other terms defined in this Agreement, the terms set forth below in this Section 1 shall have the following meanings ascribed to them, and that variants and derivatives of such terms shall have correlative meanings:

     a. "Adjusted Stockholder's Equity" is as defined in Section 3g.


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     b.   "AFFILIATE," when used with respect to an entity, is a Person or entity directly or indirectly through one or more intermediaries Controlling, Controlled by or under common Control with that entity.

     c. "AGREEMENT" is this Agreement and Plan of Merger, including all attached exhibits.

     d. "ASSUMPTION AND INDEMNITY AGREEMENT" is the Assumption and Indemnity Agreement in form as attached hereto as Exhibit 1d.

     e.   "BENEFIT ARRANGEMENTS" are as defined in Section 6k.

     f "BEST OF MFS' KNOWLEDGE" (and similar phrases respecting the knowledge of MFS) shall mean, as of the relevant date, such matter is within the actual knowledge of one or more of those persons listed on Exhibit 1f, without duty of inquiry by any of them.

     g. "BONDS" is as defined in Section 1 of the Assumption and Indemnity Agreement.

     h.   "CLOSING" is the consummation of the Merger.

     i. "CLOSING BALANCE SHEET" means the balance sheet of Seller as of March 31, 1998 used to calculate Adjusted Stockholder's Equity, as adjusted by MFS and Parent in accordance with the terms of Section 3.

     j.   "CLOSING DATE" is as defined in Section 12.

     k. "CLOSING PERIOD" is the period which commences on the date of this Agreement and which ends on the earlier of the Termination Date or the Closing Date.

     l. "CODE" is the United States Internal Revenue Code of 1986, as amended, and all applicable regulations thereunder.

     m. "CONTRACTS" is as defined in Section 1 of the Assumption and Indemnity Agreement.

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     n.   "CONTROL" (including the terms "Controlling," "Controlled by," or
          "under common Control with") is the power to direct or cause the direction of the management, policies, or affairs of a Person or an entity.

     o. "CONTROLLED SUBSIDIARIES" means MFS Transportation Systems, Inc., a Delaware corporation, MFS TransTech, Inc., a Delaware corporation, and MFS Network Technologies of District of Columbia, Inc, a Delaware corporation.

     p. "DEPOSIT" is, collectively, the amounts actually paid by Parent pursuant to Section 8d.

     q. "DISTRIBUTED ASSETS" are, collectively, the Other Assets and the stock of the Distributed Subsidiaries.

     r. "DISTRIBUTED SUBSIDIARIES" are all corporations wholly or partially, directly or indirectly, owned by Seller, except the Retained Subsidiaries.

     s.   "EMPLOYEE PLANS" are as defined in Section 6k.

     t. "EMPLOYEE PC PURCHASE PLAN BALANCE" is the balance if any of the reserve attributable to employees of Seller under MFS' home computer allowance program.

     u.   "EQUITY SHORTFALL" is as defined in Section 3k.

     v.   "ESTIMATED ADJUSTED STOCKHOLDER'S EQUITY" is as defined in Section 3b.

     w.   "ESTIMATED MERGER CONSIDERATION" is as defined in Section 3a.

     x.   "ESTIMATED NET ADVANCE ADJUSTMENT" is as defined in Section 3c.

     y.   "EVENT OF MFS INDEMNIFICATION" is as defined in Section 14.

     z.   "EVENT OF PARENT INDEMNIFICATION" is as defined in Section 14.

     aa. "HSR ACT" is the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

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     ab.  "INDEMNIFICATION NOTICE" is as define in Section 14.

     ac. "LICENSE AGREEMENT" is the License Agreement in form as attached hereto as Exhibit 1ac.

     ad.  "LOSSES" is as defined in Section 14.

     ae. "MASTER SERVICES AGREEMENT" is the Master Services Agreement in form as attached hereto as Exhibit 1ae.

     af. "MATERIAL ADVERSE EFFECT" means a change, development, or occurrence which has had, or may reasonably be expected to have, a material adverse effect on the revenue, expenses, or financial condition of Seller and the Retained Subsidiaries taken as a whole.

     ag.  "MERGER CONSIDERATION" is as defined in Section 3f.

     ah.  "MFS CONDITIONS" is as defined in Section 10.

     ai.  "MFS UNDERTAKINGS" is as defined in Section 14.

     aj.  "NET ADVANCE ADJUSTMENT" is as defined in Section 3d.

     ak. "NT BUSINESS" means Seller's transportation system business, internal network construction business, third-party network construction business, security systems business, and all other businesses carried on by Seller and the Retained Subsidiaries as of the date hereof.

     al. "OTHER ASSETS" means all of Seller's assets other than (i) the Retained Assets (as defined herein), (ii) the stock of the Retained Subsidiaries (as defined herein) and (iii) the stock of the Distributed Subsidiaries.

     am.  "PARENT CONDITIONS" is as defined in Section 9.

     an.  "PARENT UNDERTAKINGS" is as defined in Section 14.

     ao.  "PARTIES" are the signatory parties to this Agreement.


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     ap.  "PERMITTED EQUITY SHORTFALL" is as defined in Section 3k.

     aq. "PERSON" is any individual, corporation, association, partnership, limited liability company, joint venture, organization, business, trust or any other entity or organization, including a government or any subdivision or agency thereof. Person shall include each Party to this Agreement.

     ar. "PLAN OF LIQUIDATION" is the Plan of Complete Liquidation that will be adopted by Seller and approved by MFS, its sole stockholder, in substantially the form as attached hereto as Exhibit 1ar, as amended, modified, or otherwise supplemented from time to time.

     as. "REFERENCE BALANCE SHEET" is the Reference Balance Sheet of Seller as of March 31, 1998 attached hereto as Exhibit las.

     at. "RETAINED ASSETS" means all of Seller's right, title and interest in, to and under the assets and properties, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held or used in the conduct of the NT Business by Seller other than the stock of the Retained Subsidiaries.

     au. "RETAINED SUBSIDIARIES" are the following corporations, wholly or partially, directly or indirectly, owned by Seller:

          i.   MFS  Transportation Systems Inc., a Delaware corporation;
          ii.  MFS TransTech, Inc., a Delaware corporation;
          iii. Kanas Telecom, Inc., an Alaska corporation;
          iv.  SIRIT Technologies, Inc., a Canada corporation; and
          v.   MFS Network Technologies of District of Columbia, Inc.

     av "SATISFACTORY RELEASE" as to any Bond and any obligations or liabilities of WorldCom and the Subsidiaries respecting such Bond, is the receipt by WorldCom of (i) written releases, in form and content reasonably satisfactory to WorldCom, whereby all of the parties to whom WorldCom and the Subsidiaries are obligated or otherwise liable respecting such Bond unconditionally, irrevocably, and fully release WorldCom and the Subsidiaries from any obligation or liabilities respecting such Bond, or (ii) other evidence reasonable satisfactory to WorldCom that such Bond and any obligations or liabilities of

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          WorldCom and the Subsidiaries respecting the Bonds have expired in accordance with their terms.

     aw. "SHARES" are all issued and outstanding shares of capital stock of Seller.

     ax. "STOCK PLEDGE AGREEMENT" is the Stock Pledge Agreement in form as attached hereto as Exhibit 1ax.

     ay. "SURETY ADJUSTMENT" is the amount representing the payments, premiums, or costs of placement relating to the bonding of Seller's work on that project commonly known as the New Jersey Consortium Project paid or to be paid by MFS or its Affiliates after March 31, 1998, which amount will be deemed to be (i) the amount of such payments, premiums and costs if actually paid by MFS on or prior to the Closing Date, (ii) $600,000, if such payments, premiums or costs are not paid by MFS on or prior to the Closing Date but remain payable by it thereafter, or
          (ii) $0, if such payments, premiums or costs are not paid by MFS on or prior to the Closing Date and do not remain payable by MFS thereafter by reason of a release of its obligation to make such payment.

     az.  "TAX ADJUSTMENT" is as defined in Section 3e.

     ba.  "TAX ASSURANCE" is as defined in Section 7.

     bb. "TRANSACTION" is, collectively, the principal transactions described in this Agreement.

     bc.  "WORLDCOM" is WorldCom Inc., a Georgia corporation.

     bd. "WORLDCOM GUARANTEE" is the WorldCom Guarantee in form as attached hereto as Exhibit lbd.

     2. THE TRANSACTION. Subject to each and all of the terms, conditions, provisions and limitations set forth in this Agreement:

     a. no later than the date immediately preceding the Closing Date, the Board of Directors of Seller will adopt, and MFS as the sole shareholder of

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          Seller will approve, the Plan of Liquidation; the Plan of Liquidation will provide that the Complete Liquidation of Seller will occur pursuant to the Merger;

     b. before the Closing, the Board of Directors of Seller and MFS, as sole shareholder of Seller, will approve the Merger contemplated by this Agreement and the consummation of the transactions contemplated hereby upon the terms and subject to the conditions set forth herein;

     c. immediately prior to consummating the merger, and pursuant to the Plan of Liquidation, Seller will distribute to MFS the Distributed Assets as a distribution pursuant to the Plan of Liquidation;

     d. immediately after the Liquidating Distribution and in fulfillment of the Plan of Liquidation, in accordance with Delaware corporate law, Seller will merge with and into Buyer on the Closing Date and at the Closing in accordance with this Agreement and the separate existence of Seller shall cease; Buyer shall continue as the surviving corporation; upon consummation of the Merger, each share of Seller stock held by MFS shall automatically be canceled and converted into the right to receive a pro rata share of the Merger Consideration in United States dollars; and

     e. on the Closing Date, at the Closing, each Party will execute the agreements and take all of the actions described herein to be performed by such Party at the Closing, including those described in
          Section 13.

     3.   CALCULATION OF MERGER CONSIDERATION.

     a. ESTIMATED MERGER CONSIDERATION. The "Estimated Merger Consideration" shall mean the sum of (i) the Estimated Adjusted Stockholder's Equity,
          (ii) the Estimated Net Advance Adjustment, (iii) the Surety Adjustment and (iv) $10,000,000.

     b. ESTIMATED ADJUSTED STOCKHOLDER'S EQUITY. The "Estimated Adjusted Stockholder's Equity" shall mean $94,205,006, the Adjusted Stockholder's Equity as identified on the Reference Balance Sheet.

     c. ESTIMATED NET ADVANCE ADJUSTMENT. The "Estimated Net Advance Adjustment" shall mean MFS' written estimate of the Net Advance

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          Adjustment as delivered to Parent not less than two business days prior to the Closing Date.

     d. NET ADVANCE ADJUSTMENT. The "Net Advance Adjustment" shall mean the difference obtained (which may be positive or negative) when (i) the amount of any payments (or account sweeps) by Seller to MFS or MFS' Affiliates from April 1, 1998 through and including the Closing Date is subtracted from (ii) the amount of any advances by MFS or MFS' Affiliates to Seller from April 1, 1998 through and including the Closing Date, it being agreed for such purposes that (x) the tax Adjustment shall be deemed to be such an advance, whether or not MFS shall have paid the related taxes as of the Closing Date and (y) any payments, premiums, or costs of placement relating to the bonding of Seller's work on that project commonly known as the New Jersey Consortium Project paid by MFS or its Affiliates after March 31, 1998 shall not be treated as advances, in all such cases determined in accordance with U.S. generally-accepted accounting principles, consistently applied with Seller's historical financial statements.

     e. TAX ADJUSTMENT. The "Tax Adjustment" shall mean the product of (i) the amount of all income, gains and earnings of Seller and the Controlled Subsidiaries for the period from April 1, 1998 through and including the Closing Date (excluding any gain resulting from the sale of Seller's assets pursuant to the Merger) multiplied by (ii) 40 percent, all as determined in accordance with U.S. generally-accepted accounting principles, consistently applied with Seller's historical financial statements,

     f. MERGER CONSIDERATION. The "Merger Consideration" shall mean the sum of (i) the Adjusted Stockholder's Equity, (ii) the Net Advance Adjustment, (iii) the Surety Adjustment and (iv) $10,000,000, as such sum may be adjusted pursuant to Section 3k.

     g. ADJUSTED STOCKHOLDER'S EQUITY. The "Adjusted Stockholder's Equity" shall mean MFS' stockholder's equity in Seller as of March 31, 1998, adjusted as follows, in all such cases determined as of March 31, 1998 in accordance with U.S. generally-accepted accounting principles, consistently applied with Seller's historical financial statements, and

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          otherwise in accordance with the methodology used in the Reference
          Balance Sheet and Section 3k:

          i.   minus the Employee PC Purchase Plan Balance;

          ii. minus accounts receivable owed to Seller in which the relevant due date is more than 120 days on or prior to March 31, 1998, other than (A) retainage agreed to between Seller and the account debtor, and (B) accounts receivable owed to Seller by any MFS or any Affiliate of MFS;

          iii. minus all accounts receivable owed to Seller by MFS or any Affiliate of MFS;

          iv. minus all "costs and earnings in excess of billings on uncompleted contracts" respecting MFS or any Affiliate of MFS;

          v. plus all accounts payable owed to MFS or any Affiliate of MFS by Seller; and

          vi. plus the cumulative amount of all loans or advances by MFS or any Affiliate of MFS to Seller or any Retained Subsidiary.

     h. Within 30 days after the Closing Date, Parent shall deliver to MFS Parent's written calculations of the Adjusted Stockholder's Equity and the Net Advance Adjustment. In the event Parent fails to timely deliver the relevant calculation, the Estimated Adjusted Stockholder's Equity shall be deemed to be the Adjusted Stockholder's Equity and the Estimated Net Advance Adjustment (or if MFS shall have delivered to Parent a revised Estimated Net Advance Adjustment within three business days following the Closing Date, then such revised amount) shall be deemed to be the Net Advance Adjustment.

     i. If Parent timely delivers the calculations contemplated by Section 3h, Parents calculations shall be deemed to be accepted by MFS unless, within 30 days after delivery thereof to MFS, MFS delivers to Parent a written notice of objection. In the event of delivery of such notice of objection, Parent and MFS shall cause Coopers & Lybrand LLC to

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          determine the Adjusted Stockholder's Equity and/or the Net Advance
          Adjustment, as the case may be, which determination shall be final and binding upon the Parties. Parent and MFS shall fully cooperate with and provide all relevant information to such accountants. The direct costs of such accountants (but not the indirect or internal costs of either Parent or MFS) shall be borne equally by Parent and MFS, unless such accountants approve in full the calculations of one of the Parties, in which case the other Party shall bear in full such direct costs.

     j. Parent and MFS agree that they will, and agree to cause their respective accountants and employees to, cooperate and assist in the preparation of the calculations of Adjusted Stockholder's Equity and the Net Advance Adjustment hereunder, including without limitation, the making available of books, records, accounts, data, workpapers, and personnel.

     k. Notwithstanding the forgoing provisions of this Section 3, (A) the Adjusted Stockholder's Equity shall be deemed to equal the Estimated Adjusted Stockholder's Equity unless the excess of the Estimated Adjusted Stockholder's Equity over the Adjusted Stockholder's Equity (the "Equity Shortfall") is more than the greater of $1,000,000 and the net income after taxes of Seller and the Controlled Subsidiaries during the period from April 1, 1998 through and including the Closing Date (such greater amount, the "Permitted Equity Shortfall") and (B) the Merger Consideration shall not exceed the Estimated Merger Consideration by more than $5,000,000.

     4.   PAYMENT OF MERGER CONSIDERATION.

     a. ESTIMATED MERGER CONSIDERATION. At the Closing, Parent shall pay MFS in United States Dollars, in immediately available funds, the excess of the Estimated Merger Consideration over the aggregate amount of all payments actually received by the Escrow Agent from Parent pursuant to
          Section 8d to be held as the Deposit.

     b. MERGER CONSIDERATION. After the Closing, and within two business days after the determination of the Adjusted Stockholder's Equity and the Net Advance Adjustment pursuant to Section 3 which results in a determination that the Merger Consideration is different from the Estimated Merger Consideration,

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          i.   Parent shall pay MFS the difference between the Estimated Merger
               Consideration and the Merger Consideration, if the former is less than the latter, plus interest thereon at the rate of nine percent per annum accruing from and after the Closing Date until paid; or

          ii. MFS shall refund to Parent the difference between the Estimated Merger Consideration and the Merger Consideration if the former is more than the latter, plus interest thereon at the rate of nine percent per annum accruing from and after the closing Date until paid.

     C. SURETY ADJUSTMENT. In the event that the amount representing the payments, premiums, or costs of placement relating to the bonding of Seller's work on that project commonly known as the New Jersey Consortium Project paid or to be paid by MFS or its Affiliates after March 31, 1998 actually paid by MFS following the Closing Date is other than $600,000, Parent will promptly pay to MFS the amount of any excess and MFS will promptly pay to Parent the amount of any shortfall.

     d. METHOD AND TIMING OF PAYMENTS. In the case of any payments to be made under Section 4b or 4c, such payment shall be made in United States Dollars, in immediately available funds, and shall be tendered to the remittee at the place designated for delivery of notices provided for in this Agreement. Payments not tendered when due shall bear interest at the rate of eighteen percent from and after the due date until paid.

     e.   EFFECT OF PAYMENT ON INTERCOMPANY ACCOUNTS. Payments pursuant to this
          Section 4 shall be deemed to settle all intercompany receivables, payables and advances of the nature identified in the calculation of Adjusted Stockholder's Equity pursuant to Section 3g.


     5. REPRESENTATIONS AND WARRANTIES BY BUYER AND PARENT. Buyer and Parent, acknowledging that MFS is hereby, and in consummating the Closing will be, relying thereon, do hereby jointly and severely represent and warrant to MFS as follows, both as of the date hereof and as of the Closing Date:


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     a.   ORGANIZATIONAL MATTERS. Each of Parent and Buyer:

          i. is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; and

          ii. has the requisite power and authority to carry on its business, to enter into this Agreement and to perform its obligations hereunder.

     b. VALID EXECUTION AND CORPORATE AUTHORITY. Each of Parent and Buyer has full power and authority to execute, deliver and perform this Agreement and all other agreements to be executed or affirmed at the Closing, to perform its obligations hereunder (including under the Option (as defined herein)) and to consummate the Closing. No corporate or shareholder proceedings (which have not already occurred) by Parent or Buyer are necessary to approve or authorize this Agreement, performance hereunder (including under the Option), or the Closing, including for purposes of Section 607.0901 of the Florida 1989 Business Corporation Law. This Agreement is, and each of the agreements to be executed or affirmed by Parent or Buyer at the Closing will be (when executed), the valid and binding agreement of Parent and Buyer, enforceable against Parent and Buyer in accordance with the terms thereof, and any and all shares of Parent Common Stock (as defined herein) issued upon exercise of the Option shall be validly issued, fully paid and nonassessable.

     C. NONCONTRAVENTION. the execution, delivery and performance by Parent and Buyer of this Agreement and the consummation of the Transaction contemplated hereby (including under the Option) do not and will not
          (i) conflict with, or result in a breach of, any of the provisions of the articles of incorporation or bylaws of Parent and Buyer, or (ii) require any consent under or contravene any material law, rule or regulation of any state, jurisdiction or political subdivision or of the United States, or of any applicable foreign jurisdiction, or contravene any order, writ, injunction, decree, or determination of any court or other authority having jurisdiction over Parent or Buyer, except in the case of clause (ii) for the expiration or termination of the waiting period under the HSR Act and for all such cases that have not had and could not reasonably be expected to result in, individually or in the aggregate, a material adverse

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          effect on Parent's and Buyer's ability to perform their obligations under this Agreement and the other agreements contemplated hereby.

     d. FINANCING. All of the information that Parent has provided to MFS as to the manner in which it will obtain the necessary financing to perform its obligations under this Agreement, including without limitation the obtaining of releases of guarantee, indemnification and reimbursement obligations in respect of the Bonds, is complete and accurate and Parent has provided, or will upon receipt provide, any and all commitment letters received by it in connection with such financing.

     e. NO BROKER. No broker, finder or investment banker is entitled to any brokerage, finders or other fee or commission payable by MFS or Seller in connection with this Agreement or the Transaction based upon any written or oral agreements made by or on behalf of Parent or Buyer.

     f. ACKNOWLEDGMENT AS TO SELLER CONTRACTS. Parent acknowledges that neither MFS nor any of its employees or representatives have undertaken any review of any agreement, contract, or other instrument affecting Seller or any Retained Subsidiary in connection with this Agreement or the Transaction and that no representation, express or implied, is given by MFS or Seller as to the effect of the Transaction or the failure to obtain any required consents on any such agreement, contract or other instrument.


     6. REPRESENTATIONS AND WARRANTIES BY MFS. MFS, acknowledging that Parent and Buyer are hereby, and in consummating the Closing will be, relying thereon, does hereby represent and warrant to Parent and Buyer as follows, both as of the date hereof and as of the Closing Date:

     a. CORPORATE EXISTENCE AND POWER. MFS, Seller and each of the Retained Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. Seller and each of the Retained Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those

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          jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

     b. VALID EXECUTION AND CORPORATE AUTHORITY. Each of MFS and Seller has full power and authority to execute, deliver and perform this Agreement and all other agreements to be executed or affirmed at the Closing or during the Closing Period, to perform its obligations hereunder and to consummate the Closing. No corporate or shareholder proceedings (other than those they have agreed to implement pursuant to Section 2b) by MFS or Seller are necessary to approve or authorize this Agreement, performance hereunder, or the Closing. This Agreement is, and each of the agreements to be executed or affirmed by MFS and Seller at the Closing or during the Closing Period will be (when executed), the valid and binding agreement of MFS and Seller, enforceable against MFS and Seller in accordance with the terms thereof

     c. NONCONTRAVENTION. To the Best of MFS' Knowledge, the execution, delivery and performance by MFS and Seller of this Agreement and the Liquidation Distribution and the consummation of the Transaction contemplated hereby do not and will not (i) conflict with, or result in a breach of, any of the provisions of its articles of incorporation or by-laws of MFS and Seller, or (ii) require any consent under or contravene any material law, rule or regulation of any state, jurisdiction or political subdivision or of the United States, or of any applicable foreign jurisdiction, or contravene any order, writ, injunction, decree, or determination of any court or other authority having jurisdiction over MFS, Seller or any Retained Subsidiary, except in the case of clause (ii) for the expiration or termination of the waiting period under the HSR Act and for all such cases that have not had and could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

     d. ABSENCE OF CERTAIN CHANGES. Since March 31, 1998, to the Best of MFS' Knowledge, Seller and the Retained Subsidiaries and their respective businesses has been conducted in the ordinary course consistent with past practices and, except for transactions contemplated by this Agreement and the Plan of Liquidation, there has not been:


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          i.   any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to result in a Material Adverse Effect;

          ii. any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Seller or of any Retained Subsidiary not owned directly or indirectly by Seller, or any repurchase, redemption or other acquisition by Seller or any Retained Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, Seller or any Retained Subsidiary or any agreement to take any such action;

          iii. any change in the certificate of incorporation or by-laws of Seller or any Retained Subsidiary;

          iv. any material mortgage, pledge or subjection to lien, charge or any other encumbrance of any of the assets, tangible or intangible, of Seller or any Retained Subsidiary, other than in the ordinary course of business;

          v. any sale, assignment or transfer of any of material amount of the Retained Assets or stock of any of the Retained Subsidiaries, or cancellation of any debts or claims relating to the business of Seller, except in each case in the ordinary course of business;

          vi. any waiver of any rights of substantial value to Seller or any Retained Subsidiary, whether or not in the ordinary course of business; or

          vii. any agreement by Seller or any Retained Subsidiary to do any of the foregoing.

     e. FINANCIAL STATEMENTS: NO UNDISCLOSED MATERIAL LIABILITIES. To the Best of MFS' Knowledge, the Reference Balance Sheet and the other financial statements of Seller provided to Parent have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of Seller as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments). To the Best of MFS' Knowledge, there are no liabilities of Seller or any Retained Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a material liability, other than:

          i. liabilities to be provided for in the calculation of the Adjusted Stockholder's Equity;

          ii. liabilities incurred in the ordinary course of business since March 31, 1998;

          iii. liabilities relating to the Bonds;

          iv. other undisclosed liabilities which, individually or in the aggregate, are not material to Seller and the Retained Subsidiaries taken as a whole.

     f. INTERCOMPANY ACCOUNTS. Except as set forth on Exhibit 6f, to the Best of MFS' Knowledge, since March 31, 1998, there has not been any accrual of liability by Seller or any Retained Subsidiary to MFS or any of its Affiliates or other transaction between Seller or any Retained Subsidiary and MFS and any of its Affiliates, except in the ordinary course of business of Seller and the Retained Subsidiaries consistent with past practice.

     g. INTELLECTUAL PROPERTY. To the Best of MFS' Knowledge, the intellectual property used in whole or in part in, or required for the carrying on of, the business of Seller and the Retained Subsidiaries in the manner heretofore carried on are listed on Exhibit 6g and are owned by, or validly licensed to, Seller and the Retained Subsidiaries as indicated on such Exhibit. Except as otherwise disclosed on Exhibit 6g, to the Best of MFS' Knowledge, Seller and the Retained Subsidiaries (i) have the exclusive right to use such intellectual property, (ii) are the owners of records of such intellectual property, (iii) have not commenced or threatened to commence any suits, action or proceeding against any

          Person in connection with the use of such intellectual property, and
          (iv) have not conveyed, assigned or encumbered any of such intellectual property. Except as set forth on Exhibit 6g, to the Best of MFS' Knowledge, all registrations and filings necessary to preserve the rights of Seller and the Retained Subsidiaries in such intellectual property have been made and are in good standing. Except as set forth on Exhibit 6g, to the Best of MFS' Knowledge, the conduct of the business of Seller and the Retained Subsidiaries does not infringe upon the intellectual property of any other Person. Except as set forth on Exhibit 6g, to the Best of MFS' Knowledge, Seller's and the Retained Subsidiaries' intellectual property constitute all of the material intellectual property rights used in connection with their businesses and are adequate to conduct such businesses as currently conducted.

     h. LITIGATION. Except as set forth on Exhibit 6h, to the Best of MFS' Knowledge, there are no actions, suits or proceedings, at law or in equity, by any Person (including, without limitation, Seller and the Retained Subsidiaries), nor any arbitration, administrative or other proceeding by or before or any investigation by any governmental entity pending, or threatened against or affecting Seller or any of the Retained Subsidiaries, their businesses or any of their business assets, and, to the Best of MFS' Knowledge, no valid basis for any such action, suit, proceeding, arbitration or investigation by or against Seller or any of the Retained Subsidiaries. Except as described on Exhibit 6h, to the Best of MFS' Knowledge, neither Seller nor any of the Retained Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding nor has Seller or any of the Retained Subsidiaries settled any claim prior to being prosecuted in respect of it. Except as disclosed in Exhibit 6h, to the Best of MFS' Knowledge, neither Seller nor any of the Retained Subsidiaries is a plaintiff or complainant in any action, suit or proceeding.

     i. COMPLIANCE WITH LAWS AND COURT ORDERS. To the Best of MFS' Knowledge, neither Seller nor any Retained Subsidiary is in violation of, and has not since December 31, 1996 violated, and is not under investigation with respect to, and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for violations that have not had and could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

     j. BONDS AND CONTRACTS. To the Best of MFS' Knowledge, there are no outstanding claims, notices of potential claims or notices of inadequate performance under any of the Bonds.

     k.   EMPLOYEE BENEFIT PLANS.

          i. To the Best of MFS' Knowledge, Exhibit 6k identifies each employee plan respecting Seller and the Retained Subsidiaries. To the Best of MFS' Knowledge, MFS has furnished or made available to Parent copies of such Employee Plans and all related agreements and insurance contracts which implement each such Employee Plan (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the three most recent annual reports (Form 5500 including, if applicable, Schedule B thereto) and the most recent actuarial valuation report prepared in connection with any such Employee Plan. To the Best of MFS' Knowledge, Exhibit 6k identifies each such Employee Plan which is maintained in connection with any trust described in Section 501(c)(9) of the Code.

          ii. Except as set forth on Exhibit 6k, to the Best of MFS' Knowledge, no Employee Plan is a plan subject to Title IV (a "Title IV Plan") of the Employee Retirement Security Act of 1974, as amended ("ERISA"), or is a "multiemployer plan" within the meaning of Section 3(37) of ERISA (a "Multiemployer Plan") and neither MFS, nor any entity (an "ERISA Affiliate") that together with MFS is or was at such time deemed a "single employer" within the meaning of Section 4001 (b)(1) of ERISA, has at any time (or at such time as such ERISA affiliation existed) sponsored, maintained or contributed to or been under any obligation to sponsor, maintain or contribute to a Title IV Plan or Multiemployer Plan.

          iii. Except as set forth on Exhibit 6k, to the Best of MFS' Knowledge, no transaction prohibited by Section 406 of ERISA or

               Section 4975 of the Code has occurred with respect to any Employee Plan or arrangement which is covered by Title 1 of ERISA, which transaction has caused or will cause any of Seller or any of the Retained Subsidiaries to incur any liability under ERISA, the Code or otherwise, excluding transactions effected pursuant to and in compliance with a statutory or administrative exemption.

          iv. Except as set forth on Exhibit 6k, to the Best of MFS's Knowledge, each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption and each trust created under any such Plan is exempt from tax under Section 501
               (a) of the Code and has been so exempt since its creation. To the Best of MFS' Knowledge, MFS has provided Parent with the most recent determination letter of the Internal Revenue Service relating to each such Employee Plan. Except as set forth on
               Exhibit 6k, to the Best of MFS' Knowledge, each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

          v. To the Best of MFS' Knowledge, Exhibit 6k identifies each benefit arrangement (the "Benefit Arrangements") respecting Seller and the Retained Subsidiaries. To the Best of MFS' Knowledge, MFS has furnished or made available to Parent copies or descriptions of each Benefit Arrangement (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof Except as set forth on Exhibit 6k, to the Best of MFS' Knowledge, each Benefit Arrangement has been maintained in substantial compliance with its terms and with requirements prescribed by any and all applicable statutes, orders, rules and regulations and has been maintained in good standing with applicable regulatory authorities.

          vi. Except as set forth on Exhibit 6k, to the Best of MFS' Knowledge, neither Seller nor any Retained Subsidiary has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of Seller or any Retained Subsidiary, except as required to avoid excise tax under Section 4980B of the Code.

          vii. Except as set forth on Exhibit 6k, to the Best of MFS' Knowledge, all contributions and payments accrued under each Employee Plan and Benefit Arrangement, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Closing Date, will be discharged and paid on or prior to the Closing Date except to the extent reflected as a liability in the calculation of the Adjusted Stockholder's Equity or to the extent the liability for such contribution or payment is retained by MFS, pursuant to a separate written agreement by MFS. Except as set forth on Exhibit 6k, to the Best of MFS' Knowledge, there has been no amendment to, written interpretation of or announcement (whether or not written) by MFS or any of its Affiliates or Seller or any Retained Subsidiary relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement that would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

          viii. Except as set forth on Exhibit 6k, to the Best of MFS' Knowledge, each Employee Plan or Benefit Arrangement which is a "group health plan" (as defined in Code Section 5000(b)(1)) has been operated in compliance with the group health plan continuation coverage requirements of Section 4990B of the Code and Sections 601-608 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, to the extent such requirements are applicable. Except as set forth on
               Exhibit 6k, to the Best of MFS' Knowledge, each Employee Plan or Benefit Arrangement that is subject to Section 1862(b)(1) of the Social Security Act has been operated in compliance with the secondary payor requirements of Section 1862(b)(1) of such Act.

     l. CORPORATE RECORDS. To the Best of MFS' Knowledge, the certificate of incorporation, minute books, stock records, and all other records of Seller and Retained Subsidiaries delivered to Parent and its representatives at the Closing will be true, correct and complete and contain a copy of Seller's and each Retained Subsidiary's certificate of incorporation (as amended and restated), or similarly required document in its respective jurisdictions and by-laws.

     m. GOVERNMENT CLAIMS. To the Best of MFS' Knowledge, no statement of facts exists or has existed which would constitute valid grounds for the assertion of a material claim by any governmental entity against MFS, Seller or any Retained Subsidiary relating to the business, the business assets or operations of Seller and the Retained Subsidiaries, for any of the following: (1) defective pricing; (2) cost account standards noncompliance; (3) unallowable cost as defined in Federal Acquisition Regulation Part 31, including those which may be included in indirect cost claims for prior years that have not yet been finally agreed to by the customer, (4) fraud, and (5) all other basis for monetary claims relating to the performance or administration of government contracts or subcontracts.

     n. INTERCOMPANY ARRANGEMENTS. Except as set forth on Exhibit 6n, neither MFS nor any Affiliate of MFS has any interest in any property (whether real, personal or mixed and whether tangible or intangible), used in or pertaining to the business of Seller or the Retained Subsidiaries.
          Exhibit 6n lists all agreements and arrangements between Seller or any of the Retained Subsidiaries, on the other hand, and MFS or any of its Affiliates on the other hand (the "Intercompany Agreements"). Except for these Intercompany Agreements listed on Exhibit 6n (which will be terminated effective as the Closing Date), MFS and its Affiliates, as applicable, have performed all of the obligations required to be performed by them and there exists no default or event, occurrence, condition or act (including the consummation of the Transaction) which, with the giving of notice, the lapse of time or the happening of any event or condition under the control or direction of MFS or the applicable Affiliate, would become a default or event of default under any Intercompany Agreement.

     o. NO BROKER. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission payable by Parent or Buyer in connection with this Agreement or the Transaction based upon any written or oral agreements made by or on behalf of MFS or Seller.

     p. SHARES. Seller is authorized to issue 1,000 shares of common stock. There are 1,000 shares of common stock issued and outstanding, all of which are issued to MFS, and all of which constitute the Shares. To the Best of MFS' Knowledge, Exhibit 6p sets forth as to each of the Retained Subsidiaries the numbers of shares of its capital stock authorized, issued to Seller or issued to Persons other than Seller. To the Best of MFS' Knowledge, there are no other shares issued or outstanding. To the Best of MFS' Knowledge, all of the currently issued and outstanding shares of capital stock of Seller or the Retained Subsidiaries have been validly issued, fully paid and nonassessable and have not been issued in violation of any law or Seller's or Retained Subsidiary's certificate of incorporation or by-laws. To the Best of MFS' Knowledge, there are no shares of capital stock reserved for issuance, or any outstanding subscriptions, options, warrants, conversion or other rights or other agreements granting to any person, firm or corporation any interest or right to acquire at any time, or upon the happening of any stated event, any shares of capital stock or any other equity securities of Seller or the Retained Subsidiaries or any interest convertible into capital stock, or other agreements or commitments by which Seller or any of the Retained Subsidiaries obligated to issue additional shares of capital stock or securities convertible into capital stock or evidencing the right to subscribe for any share of capital stock or any stock appreciation or similar rights or requiring Seller or any of the Retained Subsidiaries to repurchase, reacquire or redeem any of its outstanding capital stock.

     q. EQUIPMENT. To the Best of MFS' Knowledge, all of the equipment of Seller and the Retained Subsidiaries that is materially important to the conduct of Seller's business is in good and operable condition, ordinary wear and tear excepted.

     r. TITLE TO ASSETS. To the Best of MFS' Knowledge, Seller and the Retained Subsidiaries have good title to all of the assets, whether real, personal, mixed, tangible, and/or intangible, that are materially important to the conduct of Seller's business. To the Best of MFS' Knowledge, all such assets are free and clear of restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights-of-way, covenants, conditions, or restrictions, except for (i) those disclosed in Exhibit 6r, (ii) the lien of current taxes not yet due and payable, (iii) any statutory landlord liens and any title deficiencies which would have been prevented by compliance with applicable bulk sale laws, and (iv) possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present use of any of these assets, nor materially impair business operations.

     s. NONE RESTRICTIVE AGREEMENTS. To the Best of MFS' Knowledge, neither Seller nor any Retained Subsidiary is a party to, or its property is bound by, any noncompetition or similar agreement that is materially adverse or restrictive to its business.

     7. COVENANTS BY MFS. MFS hereby covenants to and agrees with Parent as follows:

     a. NECESSARY ACTIONS. During the Closing Period, MFS shall take every action reasonably required of MFS to satisfy the Parent Conditions, and shall exert its best efforts to cause the Closing to be consummated.

     b. REPRESENTATIONS AND COVENANTS. During the Closing Period, MFS shall use its best efforts to cause the representations and warranties made by MSF herein to remain true and correct in all respects, and to cause all of MFS' covenants and agreements to be performed and observed.

     c. LIQUIDATING DISTRIBUTION. Immediately prior to consummating the Merger, MFS will cause Seller to distribute to MFS all of the Distributed Assets in the Liquidating Distribution pursuant to the Plan of Liquidation, whereupon Seller's only assets shall be the Retained Assets and the stock of the Retained Subsidiaries.

     d. TAX ASSURANCE. On or before the Closing Date, MFS will obtain an opinion of tax counsel to Seller and MFS substantially in form as attached hereto as Exhibit 7d (herein called the "Tax Assurance"), to the effect that for U.S. federal income tax purposes (i) the Merger will be treated as the taxable sale by Seller of all of its assets (other than the

          Distributed Assets) to Parent in exchange for the Merger Consideration and the assumption by Buyer of the liabilities of Seller, (ii) no gain or loss will be recognized by Seller on the distribution to MFS of the Distributed Assets and the Merger Consideration pursuant to the Plan of Liquidation and (iii) no gain or loss will be recognized by MFS on the receipt by MFS of the Distributed Assets and the Merger Consideration pursuant to the Plan of Liquidation. The issuance of the Tax Assurance shall be conditioned on the receipt by such tax counsel of representation letters from each of the Parties, in each case, in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such Tax Assurance and shall not have been withdrawn or modified in any material respect.

          e. ORDINARY COURSE. During the Closing Period, MFS will not, and will not cause Setter to, take or agree to take any of the actions (other than those actions contemplated by this Agreement) specified in
          Section 6d or any of the following other actions:

          i. adjust, split, combine or reclassify any capital stock of Seller or any of the Retained Subsidiaries or issue or authorize or agree or commit to issue or authorize the issuance of any other securities in respect of or in substitution for capital stock of Seller or any of the retained Subsidiaries, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any assets, rights or shares of capital stock of Seller or any of the Retained Subsidiaries;

          ii. make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchases of assets, in any Person or otherwise acquire direct or indirect control over any Person;

          iii. (A) grant any material increase in compensation or benefits to the employees, officers or directors of Seller or the Retained Subsidiaries in their capacities as such, except in accordance with past practice previously or as required by law, (B) pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts, or (C) enter into or amend any severance or change in control contracts with officers, employees, partners or directors of any of Seller or the Retained

               Subsidiaries (or where Seller or the Retained Subsidiaries have any liability for such payments); or

          iv. incur indebtedness for borrowed money outside the ordinary course of business; or

          v. modify, amend, terminate or extend any Contract or any other contract that is material to its operations.

     f. ACCESS FOR DUE DILIGENCE. During the Closing Period, MFS shall (i) permit Parent and its employees, agents, counsel, accountants or other representatives, without undue interference to the ordinary conduct of Seller's business, to have reasonable access during normal business hours and upon reasonable notice to (A) the premises of Seller and each Retained Subsidiary, (B) Seller's assets and, in particular to any information, including all books and records whether retained by MFS, Seller or a Retained Subsidiary or otherwise (but excluding the portions of any federal income tax returns and state and local unitary, combined, consolidated or other tax returns or records which do not relate solely to Seller and/or the Retained Subsidiaries), (C) all contracts, and (D) the senior management of Seller and each Retained Subsidiary; and (ii) furnish to Parent or its employees, agents, counsel, accountants or other representatives such financial and operating data and other information with respect to Seller and each Retained Subsidiary as Parent shall from time to time reasonably request in writing.

     g. NOTICE OF UNTRUE REPRESENTATION OR WARRANTY. MFS shall promptly notify Parent upon any representation or warranty made by it contained in this Agreement becoming untrue or incorrect during the Closing Period. During the Closing Period, Seller agrees to give written notice promptly to Parent upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Retained Subsidiaries which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Any such notification shall set out particulars of the untrue or incorrect representation or warranty and details of any actions being taken by MFS to rectify that state of affairs.

     h. CONFIDENTIALITY. During the Closing Period and after the Closing, MFS will keep confidential all information relating to Seller and each Retained Subsidiary unless such information is or becomes generally available to the public other than as a result of a disclosure in violation of this Agreement or such information is required to be disclosed pursuant to applicable law. In the event that MFS is requested in any proceeding to disclose any such confidential information, MFS will, except to the extent prohibited by applicable law, give Parent prompt notice of such request so that Parent may seek an appropriate protective order. If, in the absence of a protective order, MFS is nonetheless compelled to disclose such confidential information, Sellers may disclose such information without liability hereunder.

     i. RELEASES. MFS agrees to obtain prior to the Closing Date releases of Seller and the Retained Subsidiaries from all guaranties which any of them have entered into to guaranty any debt or other obligation of MFS or any of its Affiliates.

     j. RESIGNATIONS. On or before the Closing Date, MFS will deliver to Parent the resignations or removals of all of the officers and directors of Seller and each Retained Subsidiary who will be officers, directors or employees of MFS or any of its Affiliates after the Closing Date, from their positions with Seller or any Retained Subsidiary.

     k. BOOKS AND RECORDS. MFS covenants and agrees that for six years following the Closing Date it will retain, and provide to Parent as and when requested by Parent, any original accounting books and records relating solely to Seller and its business that are not available at the facilities of Seller on the Closing Date.

     l. CERTIFICATE OF MERGER. MFS will cause Seller to execute and deliver for filing with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law (the "DGCL") a certificate of merger providing for the Merger (the "Certificate of Merger").

     m. PLAN OF LIQUIDATION. MFS will cause Seller to adopt the Plan of Liquidation no later than the date immediately preceding the Closing Date; the Plan of Liquidation may be amended, modified or supplemented from time to time as MFS and Seller shall mutually determine.

     8. COVENANTS BY PARENT. Parent hereby covenants to and agrees with MFS as follows:

     a. NECESSARY ACTIONS. During the Closing Period, Parent shall take every action reasonably required of Parent to satisfy the MFS Conditions, and shall exert its best efforts to cause the Closing to be consummated.

     b. REPRESENTATIONS AND COVENANTS. During the Closing Period, Parent shall use its best efforts to cause the representations and warranties made by Parent herein to remain true and correct in all respects, and to cause all of Parent's covenants and agreements to be performed and observed.

     c. CERTIFICATE OF MERGER. Parent will cause Buyer to execute and deliver for filing with the Secretary of State of the State of Delaware in accordance with the DGCL the Certificate of Merger.

     d. DEPOSIT. Not later than the close of business on April 27, 1998, Parent will cause to be deposited with the Escrow Agent under the Escrow Agreement (each as defined in Section 11) an aggregate of $5,000,000 in cash, such amount to be held as the Deposit and to be disposed of as provided for in Section 11. In the event that Parent shall exercise its extension option pursuant to the proviso to Section 1lb, not later than the close of business on May 31, 1998, Parent will cause to be deposited with the Escrow Agent under the Escrow Agreement an aggregate of an additional $5,000,000 in cash, such amount to be added to the Deposit and to be disposed as provided for in Section 11.

     e. EXTENSION FEES. In the event that Parent shall exercise its extension option pursuant to the proviso to Section 11b, it shall pay an extension fee in cash to MFS on the earlier to occur of June 30, 1998 or the Closing and, if the Closing does not occur on or prior to June 30, 1998, it shall pay a second extension fee in cash to MFS on the earlier to occur of July 31, 1998 or the Closing. The amount of the first extension fee shall be equal to $1,000,000 if the payment is made on June 30, 1998 or, if paid earlier, the amount determined by multiplying the number of actual days elapsed from May 31, 1998 through and including the date of payment times $1,000,000/30. The amount of the second extension fee shall be equal to $1,000,000 if the payment is made on July
          3l, 1998 or, if paid earlier, the amount determined by multiplying the number of actual days elapsed from June 30, 1998 through and including the date of payment times $1,000,000/31.

     9. PARENT CONDITIONS TO CLOSING. The obligation of Parent to effect the Closing shall be subject and conditioned upon the fact that, on the Closing Date, each and every one of the following (herein called the "Parent Conditions") shall have occurred or shall be true:

     a. MFS AND SELLER REPRESENTATIONS AND WARRANTIES. The representations and warranties of MFS and Seller contained herein shall have been true and correct in all material respects when made.

     b. MFS' AND SELLER'S PERFORMANCE. MFS and seller shall have performed in all material respects its covenants, agreements and obligations set forth in this Agreement required to be performed during the Closing Period or on the Closing Date, including without limitation the execution and delivery of the agreements and other documents contemplated to be delivered by MFS pursuant to Section 13.

     c. NO INJUNCTION. No preliminary or permanent injunction which prohibits the consummation of the Transaction shall have been issued by any federal or state court and remain in effect.

     d. TAX ASSURANCE. MFS shall have received the Tax Assurance and shall have delivered a copy thereof to Parent.

     e. HSR ACT. The waiting period under the HSR Act shall have expired or been terminated.

Parent may, in its sole and absolute discretion, waive any Parent Condition only by a written, express waiver delivered to MFS which refers to this Section 9 and to the Parent Conditions so waived.

     10. MFS CONDITIONS TO CLOSING. The obligation of MFS to effect the Closing shall be subject and conditioned upon the fact that on the Closing Date, each and every one of the following (herein called "MFS Conditions",) shall have occurred or shall be true:

     a. PARENT REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Buyer contained herein shall have been true and correct in all material respects when made.

     b. PARENT AND BUYER PERFORMANCE. Parent and Buyer shall have performed in all material respects its covenants, agreements and obligations set forth in this Agreement required to be performed during the Closing Period or on the Closing Date, including without limitation the execution and delivery of the agreements and other documents contemplated TO be delivered by Parent or Buyer pursuant to Section 13, the timely making of all payments into the Deposit required under
          Section 8(d) and the timely payment of all extension fees pursuant to
          Section 8(e).

     c. NO INJUNCTION. No preliminary or permanent injunction which prohibits the consummation of the Transaction shall have been issued by any federal or state court and remain in effect.

     d. TAX ASSURANCE. MFS shall have received the Tax Assurance substantially in the form as attached hereto as Exhibit 7d.

     e. HSR ACT. The waiting period under the HSR Act shall have expired or been terminated.

MFS may, in its sole and absolute discretion, waive any MFS condition only by a written, express waiver delivered to parent which refers to this Section 10 and to the MFS Condition so waived.

     11. TERMINATION. This Agreement may be terminated at any time prior to the Closing, without any Party having any liability to any other Party as follows:

     a. MUTUAL ACTION. MFS and Parent may so terminate this Agreement by mutual, written agreement; or

     b. BY EITHER PARTY. Each, Party may terminate this Agreement upon delivery of written notice to the other Party if the closing does not occur on or prior to May 31, 1998, unless the waiting period under the HSR Act shall not have expired or been terminated on or prior to such date, in which event, if the Closing does not occur on or prior to June 30, 1998; PROVIDED that Parent shall have the option to extend the Closing Period until on or prior to July 31, 1998 if it shall have timely made the payments into the Deposit contemplated by Section 8(d) and shall pay as and when due the extension fees contemplated by
          Section 8(e).

     Notwithstanding the foregoing, in the event all of the Parent Conditions have been satisfied (or waived by Parent), but Parent fails or refuses to close and consummate the Transaction on the date required under Section 13, then MFS, at its election any time thereafter, may terminate this Agreement and MFS and Parent shall promptly authorize and direct MFS' attorneys to tender and remit to MFS the Deposit. Parent and MFS expressly agree that payment to MFS of the Deposit is a fair and accurate liquidation and measure of the damages which will be suffered by MFS in the event Parent so fails to close and consummate the Transaction (which damages would be difficult to calculate), and that such payment is not punitive. In the event the Transaction does not close for any reason other than Parent's failure or refusal to close and consummate the Transaction after all of Parents Conditions have been satisfied (or waived by Parent), then upon termination of this Agreement by Parent pursuant to Section 11b, MFS and Parent shall promptly authorize and direct MFS' attorneys, Skadden, Arps, Slate, Meagher & Flom LLP, to tender and remit the Deposit to Parent. MFS and Parent agree that the Deposit will be held and disposed of in accordance with the Escrow Agreement entered into as of the date hereof (the "Escrow Agreement") among MFS, Parent and Skadden, Arps, State, Meagher & Flom LLP, as Escrow Agent (the "Escrow Agent"). If either Party terminates this Agreement pursuant to this Section 11, all obligations of the Parties shall terminate without any liability of either Party to the other Party (except for any liability of any party then in breach); provided, however, that the confidentiality provisions contained in Section 7h, the extension fees provided for in Section 8(e), this Section 11, the Option provided for in Section 17 and the various provisions in Section 18 shall survive any such termination.

     12. CLOSING DATE. The "Closing Date" is hereby defined as the day on which the Merger occurs pursuant to Section 13.

     13. CLOSING. Provided the MFS Conditions and the Parent Conditions have then been satisfied or waived by the Party that is the beneficiary thereof, MFS and Parent hereby agree to consummate the Closing of the Transaction at 10:00 AM EDT on the third business day following expiration or termination of the applicable waiting period under the HSR Act or, if Parent property exercises its extension option pursuant to the proviso to Section 11(b), at 10:00 AM EDT on the business day not later than July 31, 1998 that Parent selects and provides to MFS written notice of at least three business days prior to such date. The Closing will be held at the offices of MFS' attorneys in New York, New York, at which the Parties shall cause the following to occur:

     a. MERGER. MFS and Parent shall cause Seller to be merged with and into Buyer with Buyer as the surviving corporation and Buyer's certificate of incorporation and by-laws in accordance with all applicable requirements of, and to have the effect contemplated by, the DGCL.

     b.   MERGER CONSIDERATION. Parent shall make the payment required by
          Section 4a.

     c. DEPOSIT. MFS and Parent shall authorize and direct its attorneys to release the Deposit to MFS, whereby such release shall be treated as a partial payment by Parent of the Merger Consideration in such amount.

     d. EXTENSION FEES. Parent shall pay to MFS the extension fee, if any, due on such date pursuant to Section 8e.

     e. ASSUMPTION AND INDEMNITY AGREEMENT. In the event that Parent shall not deliver Satisfactory Releases in respect of all of the Bonds, Buyer and Parent shall execute and deliver to MFS the Assumption and Indemnity Agreement.

     f. STOCK PLEDGE AGREEMENT. In the event that Parent shall be required to deliver the Assumption and Indemnity Agreement, Parent shall execute and deliver to MFS the Stock Pledge Agreement, and shall contemporaneously deliver to MFS the shares pledged thereunder, together with stock powers relating thereto, endorsed in blank.

     g. MASTER SERVICES AGREEMENT. Parent and MFS shall execute and deliver, and MFS shall cause certain of its Affiliates to execute and deliver, the Master Services Agreement

     h.   LICENSE AGREEMENT. Parent and MFS will execute License Agreement.

     i. WORLDCOM GUARANTEE. MFS shall cause to be executed and delivered to Parent the WorldCom Guarantee.

     j. OTHER DOCUMENTS AND ACTIONS. Each of the Parties shall undertake such other actions, and execute (or cause to be executed) such other documents or instruments, as shall be necessary to accomplish and effect the Transaction.

     14. GENERAL INDEMNIFICATION PROVISIONS.

     a. GENERAL. The representations, warranties, covenants and agreements of MFS set forth in this Agreement, other than those set forth in Section 15 (herein called "MFS Undertakings"), shall survive the Closing and shall not be affected, modified, diminished or released by the Closing, except as provided in this Section. The representations, warranties, covenants and agreements of Parent set forth in this Agreement (herein called the "Parent Undertakings"), shall survive the Closing and shall not be affected, modified, diminished or released by the Closing, except as provided in this Section.

     b.   DEFINITIONS. The Parties hereby define the following terms:

          i. "EVENT OF MFS INDEMNIFICATION" is the breach, failure, or default of any representation, warranty, agreement or covenant of MFS set forth in this Agreement, other than those set forth in Section 15 or 16 (including any MFS Undertaking), or in any certificate or other writing delivered in connection herewith, or any facts or circumstances constituting such breach, failure, or default.

          ii. "EVENT OF PARENT INDEMNIFICATION" is the breach, failure of default of any representation, warranty, agreement or covenant of Parent set forth in this Agreement, other than those set forth in
               Section 16 (including any Parent Undertaking), or in any certificate or other writing delivered in connection herewith or therewith, or any facts or circumstances constituting such breach, failure or default.

          iii. "LOSSES" are any and all losses, damages, expenses (including reasonable attorneys' and accountants' fees and disbursements as incurred) and assessments sustained, suffered or incurred by any Parent or MFS, as the case may be, arising from or in connection with any Event of MFS Indemnification or Event of Parent Indemnification, respectively, whether or not involving any claim by a third party.

          iv.  "DETERMINATION DATE" is the first anniversary of the Closing
               Date.

     c. PARENT INDEMNIFICATION. Parent shall indemnify and hold harmless MFS, its Affiliates and their respective officers and directors (collectively, the "MFS Indemnified Group"), from and against, and shall pay and reimburse the MFS Indemnified Group forthwith upon written demand for, any and all of the MFS Indemnified Group Losses arising from or in connection with any Event of Parent Indemnification. However, notwithstanding the preceding sentence, Parent shall have no such obligation to so indemnify, hold harmless, pay or reimburse respecting any specific Parent Undertaking, unless MFS shall, on or prior to the Determination Date, detiver to Parent a written notice (herein called an "Indemnification Notice") which:

          i.   refers to this Section 14c, and

          ii. states that MFS intends to make a claim respecting a therein specified Parent Undertaking under the preceding sentence, and the amount thereof to the extent then known.

     d. MFS INDEMNIFICATION. MFS shall indemnify and hold harmless Parent, its Affiliates and their respective officers and directors (collectively, the "Parent Indemnified Group"), from and against, and shall pay and reimburse the Parent Indemnified Group forthwith upon written demand for, any and all the Parent Indemnified Group's Losses arising from or in connection with any Event of MFS Indemnification. However,

          Notwithstanding the preceding sentence, MFS shall have no such obligation to so indemnify, hold harmless, pay or reimburse respecting any specific MFS Undertaking, unless Parent shall, on or prior to the Determination Date, deliver to MFS a written notice (also herein called an "Indemnification Notice") which:

          i.   refers to this Section 14d, and

          ii. states that Parent intends to make a claim respecting a therein-specified MFS Undertaking under the preceding sentence, and the amount thereof to the extent then known.

     e.   LIMITATIONS. Notwithstanding any other provisions of this Agreement:

          i. Parent will have no liability for indemnification under this Section until the aggregate of all claims by the MFS Indemnified Group exceeds $500,000; and

          ii. MFS will have no liability for indemnification under this Section until the aggregate of all claims by the Parent Indemnified Group exceeds $500,000; and

          iii. the limitations provided for in this Section 14e shall not affect the indemnity obligations of Parent pursuant to the Assumption and Indemnity Agreement or the Stock Pledge Agreement.

     f. COOPERATION. MFS and Parent shall cooperate in the resolution of claims that are made by third parties.

     15.  SPECIAL PROVISIONS RESPECTING TAXES.

      a. TAX DEFINITIONS. For purposes of this Section 15, the following terms have the following meanings:

          i. "Buyer Indemnitee" means Buyer, any of its Affiliates and, effective upon the Closing, the Controlled Subsidiaries.

          ii. "COMBINED STATE TAX" means any income or franchise Tax payable to any state or local taxing jurisdiction in which Seller or any Controlled Subsidiary joins with MFS or an Affiliate of MFS (other than Seller or the Controlled Subsidiaries) to file a consolidated, combined or unitary Return with respect to such income or franchise Tax.

          iii. "FEDERAL TAX" means any tax imposed under subtitle A of the Code.

          iv. "MFS GROUP" means (i) with respect to Federal Taxes, each affiliated group of corporations (as defined in Section 1504(a) of the Code) of which MFS is or was a member, and (ii) with respect to Combined State Taxes, the consolidated, combined or unitary group of which MFS or any of its Affiliates is or was a member, but excluding Seller or the Controlled Subsidiaries.

          v.    "MFS INDEMNITEE" means MFS and any of its Affiliates.

          vi. "POST-CLOSING TAX PERIOD" means any Tax period beginning after March 31, 1998 and, with respect to any Tax period beginning before and ending after March 31, 1998, the portion of such Tax period that begins on April 1, 1998.

          vii. "PRE-CLOSING TAX PERIOD" means any Tax period ending on or before March 31, 1998 and, with respect to any Tax period beginning before and ending after March 31, 1998, the portion of such Tax period that ends on March 31, 1998.

          viii. "RETURN" OR "RETURNS" has the meaning set forth in Section
                15(b).

          ix. "SECTION 338(H)(10) ELECTION" means a timely election described in Section 338(h)(10) of the Code with respect to the sale of the stock of the Controlled Subsidiaries to Buyer pursuant to this Agreement. Section 338(h)(10) Election shall include any corresponding election under any other relevant Tax laws, if an election is made under Section 338(h)(1O) of the Code.

          x. "SECTION 338 FORMS" means all returns, documents, statements and other forms that are required to be submitted to any Taxing Authority in connection with a Section 338(h)(10)
                Election.

          xi. "STRADDLE TAX PERIOD" means any Tax period beginning before and ending after March 31, 1998.

          xii. "STRADDLE PERIOD TAXES" means Taxes imposed with respect to a Straddle Tax Period.

          xiii. "TAX" means (i) any Federal Tax and any state, local or foreign tax, including, without limitation, net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by Seller or any Controlled Subsidiary, payroll, employment social security, unemployment, excise, severance, stamp, occupation, premium, property, intangibles, capital stock, disability, license, environmental or windfall profit tax, or other custom, duty, levy, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (a "Taxing Authority"); (ii) any liability of Seller or any Controlled Subsidiary for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement, or arrangement whereby liability of Seller or any Controlled Subsidiary for payment of such amounts was determined or taken into account with reference to the liability of any other person for any Pre-Closing Tax Period; and (iii) except to the extent described in clause (i) above of this definition, liability of Seller or any Controlled Subsidiary for the payment of any amounts as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other Person.

          xiv. "TAXING AUTHORITY" has the meaning set forth in Section 15(a)(xiii).

          xv. "TAX BENEFIT" means the value, when actually received, of any deduction, loss, credit or refund (other than a Returnable Refund or Credit) to Buyer, an Affiliate of Buyer (including, effective upon the Closing, the Controlled Subsidiaries), or MFS, as the case may be.

          xvi. "TAX INDEMNIFICATION PERIOD" means (a) with respect to any Tax described in clause (i) or (ii) of the definition of "Tax," any Pre-Closing Tax Period of Seller or any Controlled Subsidiary and (b) with respect to any Tax described in clause (iii) of the definition of "Tax", the survival period of the obligation under the applicable contract or arrangement.

          xvii. "TAX SHARING AGREEMENTS" means all existing Tax sharing agreements or arrangements (whether or not written) binding Seller or any Controlled Subsidiary, (including any agreements or arrangements which afford any other person the benefit of any Tax asset of Seller or any Controlled Subsidiary, afford Seller or any Controlled Subsidiary the benefit of any Tax asset of any other person or require or permit the transfer or assignment of income, revenues, receipts, or gains).

          xviii. "TRANSFER TAXES" has the meaning set forth in Section 15c(vii).

          xix. "TRUST FUND TAXES" mean (i) all accrued and recorded liabilities on the Closing Balance Sheet for sales and use Taxes of Seller and any Controlled Subsidiary and (ii) the amount of all payroll Taxes withheld or accrued and recorded on the Closing Balance Sheet, including FUTA and the employer and employee portions of FICA and Medicare Taxes, which relate to any payrolls of Seller or any Controlled Subsidiary paid on or before March 31, 1998 for which the related payroll Taxes have not been remitted to the appropriate Taxing Authorities as of March 31, 1998.

     b. TAX REPRESENTATION. MFS represents and warrants to Buyer as of the date hereof and as of the Closing Date that, to the Best of MFS'

          Knowledge, except asset forth on Ehibit 5b-l or accrued and recorded on the Reference Balance Sheet, and except when the failure to pay Taxes or to file Returns as required below would not have a material adverse effect; (i) all Tax returns, statements, reports and forms (including, without limitation, estimated tax or information returns and reports) required to be filed with any taxing Authority (collectively, the "Returns") with respect to any Pre-Closing Tax Period by or on behalf of Seller or any Controlled Subsidiary, have to the extent required to be filed on or before the date hereof, been filed when due in accordance with all applicable laws; (ii) as of the time of filing, such Returns correctly reflected in all material respects the income, business, assets, operations, activities and status of Seller, its Controlled Subsidiaries and any other information relating to Seller and its Controlled Subsidiaries required to be shown therein; (iii) all Taxes shown as due and payable on such Returns have been timely paid or withheld and remitted to the appropriate Taxing Authority; (iv) neither Seller nor any Controlled Subsidiary is delinquent in the payment of any Tax; (v) there is no claim, audit, action, suit, proceeding, or investigation now pending or threatened against or with respect to the MFS Group, Seller or any Controlled Subsidiary in respect of any Tax that could have a material adverse effect; (vi) there are no requests for filings or determinations in respect of any Tax pending between Seller or any Controlled Subsidiary and any Taxing Authority; (vii) none of the property owned or used by Seller or any Controlled Subsidiary is subject to a lease, other than a "true" lease for Federal Tax purposes; (viii) none of the property owned by Seller or any Controlled Subsidiary is "tax-exempt use property" within the meaning of Section 168(h) of the Code; (ix) there are no liens for Taxes upon the assets of Seller or any Controlled Subsidiary except liens for current Taxes not yet due and payable, (x) MFS is not subject to withholding under Section 1445 of the Code with respect to the Merger; and (xi) Exhibit 15b-2 contains a list of all jurisdictions (whether domestic or foreign) in which an income Tax Return is required to be filed by or on behalf of Seller or any Controlled Subsidiary for the 1996 and/or 1997 taxable years.

     c.   COVENANTS.

          i. MFS and Buyer shall prepare Exhibit 15c, which shall allocate the Merger Consideration and the amount of the liabilities assumed by Buyer (the "Total Consideration") among the Retained Assets and stock of the Retained Subsidiaries transferred to Buyer pursuant to Section 2 of this Agreement in accordance with
                Section 1060 of the Code and Treasury Regulations promulgated thereunder. MFS and Buyer shall complete Exhibit 15c at least 20 days prior to the earliest of the date Form 8594 is required to be filed or the date any similar forms are required to be filed under state or local tax law. In the event that Parent and MFS are unable to mutually agree upon the allocation of the Total Consideration among the Retained Assets and the stock of the Retained Subsidiaries for purposes of completing Exhibit 15c, such allocation shall be made (and Exhibit 15c shall be completed), based upon the fair market value of the Retained Assets and stock of the Retained Subsidiaries as determined by an appraisal conducted by a nationally recognized accounting firm as Buyer and Seller shall mutually agree upon (the "Appraiser"). Parent and MFS shall share equally in all fees and expenses of the appraisal conducted by the Appraiser. MFS and Buyer shall each report the transactions contemplated under this Agreement and any related agreements for all Tax and other purposes (including Section 1060 of the Code) consistent with the information set forth on Exhibit 15c. MFS and Buyer shall timely file Form 8594 (and any similar forms required under state or local tax law) in accordance with the requirements of
                Section 1060 of the Code (or state or local tax law, as the case may be) and this Section 15c(i).

          ii. With respect to the purchase and sale of the stock of the Controlled Subsidiaries hereunder, MFS (and Seller) and
                Buyer shall jointly make the Section 338(h)(1O) Election with respect to the Controlled Subsidiaries in accordance with applicable Tax laws and as set forth herein. Buyer and MFS shall report the purchase and sale under this Agreement consistent with such Section 338(h)(10) Election; Buyer and MFS shall not take a position or an action contrary thereto.

                (a) Buyer and MFS shall be responsible for the preparation and timely filing of all Section 338 Forms in accordance with applicable Tax laws and the terms of this Agree-ment. Upon request from MFS, Buyer shall execute and deliver to MFS such documents or forms as are reasonably requested and are required by any Tax laws in order to properly complete the Section 338 Forms, at least twenty (20) days prior to the date such Section 338 Forms are required to be filed. Buyer shall provide MFS with such information as MFS reasonably requests in order to prepare the Section 338 Forms within thirty (30) days of MFS' request for such information or such shorter period as is necessary to comply with applicable Tax laws.

               (b) Prior to the Closing Date, Buyer and Seller shall prepare and agree upon (i) an estimate concerning the computation of the Modified Aggregate Deemed Sale Price (as defined under applicable Treasury Regulations) of the assets of the Controlled Subsidiaries in accordance with Exhibit 15c and the terms hereof and (ii) the allocation of such Modified Aggregate Deemed Sale Price among such assets. After the Closing Date, but in no event later than sixty days after the Closing Date, Buyer and Seller shall prepare and agree upon a final allocation. In the event that Buyer and Seller are unable to mutually agree upon a final allocation, such final allocation shall be based upon the fair market value of the assets of the Controlled Subsidiaries as determined by an appraisal conducted the Appraiser. Parent and Seller shall share equally in all fees and expenses of the appraisal conducted by the Appraiser. All values contained in the final allocation shall be consistently reported for Tax purposes by Buyer and MFS in accordance with the procedures reflected herein.

          iii. For all income Tax purposes, the Parties shall treat the transactions contemplated by this Agreement as (i) a taxable sale by Seller of all its assets (other than the Distributed Assets) to Buyer in exchange for the Merger Consideration and an assumption by Buyer of the liabilities of Seller, and (ii) liquidating distributions by Seller to MFS of the Distributed Assets and the Merger

                 Consideration pursuant to a complete liquidation of Seller which qualifies under Sections 332 and 337 of the Code. The Parties shall, and shall cause their Affiliates to report all such transactions consistently with such treatment and the Tax Assurance.

          iv. MFS shall include Seller and the Controlled Subsidiaries in its United States consolidated federal income Tax return and in any Combined State Tax return for all tax periods that end prior to or that include the Closing Date for which Returns have not yet been filed, including without limitation, the reporting of, and paying any Tax attributable to, the Merger or this Agreement.

          v. All Returns with respect to Pre-Closing. Tax Periods not required to be filed on or before the date hereof (i) will be filed by MFS when due in accordance with all applicable laws, and (ii) as of the time of filing, will correctly reflect in all material respects the facts regarding the income, business, assets, operations, activities and status of Seller, the Controlled Subsidiaries and any other information relating to Seller and its Controlled Subsidiaries required to be shown therein.

          vi. The Reference Balance Sheet does not reflect, and the Closing Balance Sheet will not reflect, (i) any accrued or recorded income Tax liabilities of Seller or any Controlled Subsidiary or (ii) any accrued or recorded Transfer Tax (as defined in Section 15c(vii)) liabilities. Subject to the preceding sentence, all Tax liabilities accrued and recorded on the Reference Balance Sheet or the Closing Balance Sheet have been or will be properly estimated in accordance with applicable law as applied in a manner consistent with past practice of MFS and Seller.

          vii. All transfer, documentary, sales, use, stamp, registration, value added, transfer gains, excise and other such similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement or the Merger, (including any real property gains and/or transfer Tax and any similar Tax) (collectively, "Transfer Taxes") shall be borne equally by MFS and Parent and the parties will, at their equal expense, file all Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Returns and other documentation.

          viii. Notwithstanding any other provision of this Agreement, except to the extent previously paid by Buyer pursuant to Section 3(a)(vii), each of Parent and Buyer agree to indemnify each MFS Indemnitee and agree to hold each MFS Indemnitee harmless from any Taxes imposed with respect to the NT Business and the Controlled Subsidiaries for all Post-Closing Tax Periods, but excluding any income Taxes imposed with respect to Seller's gain on the sale of its assets pursuant to the Merger. Upon payment by an MFS Indemnitee of any such Taxes, Buyer and Parent shall discharge their obligation to indemnify such MFS Indemnitee in accordance with the terms of Section 15f.

     d. TERMINATION OF EXISTING TAX SHARING AGREEMENTS. After the Closing Date, neither Seller nor any Controlled Subsidiary shall have any further rights or liabilities under any Tax Sharing Agreement existing on or before the Closing Date.

     e.   COOPERATION ON TAX MATTERS.

          i. Buyer and MFS shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Returns (including any report required pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder), the conduct of any audit, litigation or other proceeding with respect to Taxes and the determination of any Taxes imposed in connection with the transactions contemplated hereunder. Such cooperation shall include (i) the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to the preparation of any such Return or the conduct of any such audit, litigation or other proceeding and (ii) making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Seller (and effective upon the Closing, Buyer) and

                 MFS agree (i) to retain all books and records with respect to Tax matters pertinent to Seller and/or the Controlled Subsidiaries relating to any tax period that ends prior to or includes the Closing Date, (ii) to abide by all record retention agreements entered into with any Taxing Authority, and (iii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, Seller (and effective upon the Closing, Buyer) or MFS, as the case may be, shall allow the other party to take possession of such books and records.

          ii. Buyer and MFS further agree, upon request of the other party, to use all reasonable efforts to obtain any certificate or other document from any governmental authority or customer of Seller or any Controlled Subsidiary or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to any Tax that could be imposed with respect to the transactions contemplated hereunder).

          iii. From time to time after the Closing, Buyer, at its expense, shall deliver to MFS all information (including memorandum Returns, schedules, statements and supporting documentation) when and as MFS may reasonably request, with respect to the operations of Seller and the Controlled Subsidiaries for the preparation of (a) the United States consolidated Federal Tax returns of MFS and (b) any state or local Tax returns to be filed on a consolidated, combined or unitary basis that include Seller and/or any Controlled Subsidiary for any tax period that ends prior to or includes the Closing Date.

     f.   TAX INDEMNIFICATION.

          i. MFS agrees to indemnify each Buyer Indemnitee against, and agrees to hold each Buyer Indemnitee harmless from (without duplication of any item) (w) all Taxes of Seller or any Controlled Subsidiary with respect to the relevant Tax Indemnification Period, excluding (i) Trust Fund Taxes and (ii) all Taxes accrued and recorded on the Closing Balance Sheet,
                 (x) all Taxes to be
                 borne by MFS as specified in Section 15c(vii), (y) all income Taxes of Seller imposed with respect to Seller's gain on the sale of its assets pursuant to the Merger, and (z) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attomeys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in clauses (w),
                 (x) or (y), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, and any transferee liability of Buyer in respect of any such Tax (the sum of clauses (w), (x), (y) and (z) being referred to herein as a "Buyer Loss"); provided, however, that Parent shall pay to MFS any actual reduction in any Tax of Buyer or any of its Affiliates resulting from any Tax Benefit to Buyer or any Affiliate of Buyer with respect to such Buyer Loss or the item or items giving rise to the Buyer Loss. Each of Parent and Buyer agree to indemnify each MFS Indemnitee and agree to hold each MFS Indemnitee harmless from (without duplication of any item), (vv) all Taxes of Parent, Buyer, any of their Affiliates, Seller and the Controlled Subsidiaries with respect to a Post-Closing Tax Period excluding (1) all income Taxes of Seller imposed with respect to Seller's gain on the sale of its assets pursuant to the Merger and (2) all Taxes to be borne by MFS pursuant to Section 15c(vii)), (ww) all Trust Fund Taxes,
                 (xx) all Taxes to be borne by Buyer pursuant to Section 15c(vii) of this Agreement, (yy) all Taxes accrued and recorded on the Closing Balance Sheet, and (zz) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgements arising out of or incident to the imposition, assessment or assertion of any Tax described in (vv), (ww), (xx) or (yy) including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax (the sum of (vv), (ww), (xx), (yy) and (zz) being referred to herein as "MFS Loss"); provided, however, that MFS shall pay to Buyer any actual reduction in any Tax of MFS or any of its Affiliates resulting from any Tax Benefit to

                 MFS or any Affiliate of MFS with respect to such MFS Loss or the item or items giving rise to the MFS Loss.

          ii. For purposes of Section 15, the following rules shall apply to determine the amount of Straddle Period Taxes that relate to a Pre-Closing Tax Period or a Post-Closing Tax Period (unless such Straddle Period Taxes are allocated between Buyer and MFS pursuant to another Section of this Section 15 in which case such other Section shall apply instead of this Section 15f(ii)). In the case of any Straddle Period Tax imposed on a periodic basis that is based upon or related to shareholders' equity, income, gross receipts, gross income, franchise, profits or sales and use, the amount of such Straddle Period Tax that relates to the relevant Pre-Closing Tax Period shall be the amount that would be payable if the relevant Straddle Tax Period ended on March 31, 1998. In the case of any other Straddle Period Tax imposed on a periodic basis, the amount of such Straddle Period Tax that relates to the relevant Pre-Closing Tax Period shall be the amount of such Straddle Period Tax for the entire Straddle Tax Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Tax Period that ends on March 31, 1998 and the denominator of which is the total number of days in the Straddle Tax Period. Any Straddle Period Taxes that are not deemed to relate to a Pre-Closing Tax Period pursuant to this
                 Section 15f(iii) shall be deemed to relate to a Post-Closing Period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of Seller and the Controlled Subsidiaries.

          iii. Upon payment by any Buyer Indemnitee of any Buyer Loss (and the provision of written proof thereof), MFS shall discharge its obligation to indemnify such Buyer Indemnitee against such Buyer Loss by paying to Buyer an amount equal to the amount of such Buyer Loss. Upon payment by any MFS Indemnitee of any MFS Loss (and the provision of written proof thereof), Buyer shall discharge its obligation to indemnify the MFS Indemnitee against such MFS Loss by paying to MFS an amount equal to such MFS Loss.

          iv. Any payment pursuant to this Section 15f shall be made not later than 15 days after receipt by MFS or Buyer (as the case may be) of written notice from the other party stating that an indemnified Loss has been paid by a Buyer Indemnitee or MFS Indemnitee (as the case may be), the amount thereof and the indemnity payment requested. For income Tax purposes, MFS and Buyer agree to treat, and to cause their respective Affiliates to treat, all indemnification payments made under this Section 15f as adjustments to the Merger Consideration.

          v. Each party agrees to give prompt written notice to the other of any indemnified Loss or the assertion of any claim, or the commencement of any audit, examination, suit, action or proceeding in respect of which indemnification may be sought under this Section 15f of which such party is aware (specifying with reasonable particularity the basis therefor) and will give the other party such information with respect thereto as the other party may reasonably request; provided, that the failure to timely provide such notice shall reduce the other party's indemnity obligation to the extent that such failure prejudices the other party.

          vi. MFS shall have full responsibility and discretion for the handling of any Tax controversy involving Seller or any of the Controlled Subsidiaries that relates to any tax period of Seller or the Controlled Subsidiaries ending upon or before consummation of the merger, including an audit, a protest to the Appeals Division of the Internal Revenue Service, or comparable Taxing Authority, and litigation in the Tax Court or any other court of competent jurisdiction ("Tax Controversy"); PROVIDED, HOWEVER, that with respect to any such Tax Controversy that could give rise to an indemnification obligation of Parent and Buyer under Section 15c(viii), (i) MFS shall reasonably keep Buyer advised and shall reasonably consult with Buyer with respect to such Tax Controversy and
                 (ii) MFS shall not settle such Tax Controversy without Buyer's consent, which shall not be unreasonably withheld (provided however, that in no event shall either of the requirements set forth in (i) or (ii) be construed to require MFS (or any of its affiliates) to extend an statute of limitations or otherwise keep any Tax audit or period open). Buyer shall have full responsibility and discretion for the handling of any Tax Controversy involving Seller or any of the Controlled Subsidiaries that relates to any tax period of Seller or the Controlled Subsidiaries that begins before and ends after the consummation of the Merger; PROVIDED, HOWEVER, that with respect to any such Tax Controversy that could give rise to an indemnification obligation of MFS under this Agreement, (i) Buyer shall reasonably keep MFS advised and shall reasonably consult with MFS with respect to such Tax Controversy and (ii) Buyer shall not settle such Tax Controversy without MFS' consent, which shall not be unreasonably withheld. MFS and Buyer shall also jointly control the defense of any claim that relates to the parties' allocation of the purchase price. Buyer shall promptly furnish MFS with a copy of any correspondence received from any Taxing Authority by Buyer or any Affiliate of Buyer with respect to any Tax period for which Buyer may be entitled to indemnification under Section 15f.

          vii. No investigation by Buyer or any of its Affiliates at or prior to the Closing Date shall relieve MFS of any liability hereunder.

          viii.  Any claim of any Buyer Indemnitee (other than Buyer) under this
                 Section 15f may be made and enforced by Buyer on behalf of such Buyer Indemnitee. Any claim of any MFS Indemnitee (other than
                 MFS) under this Section 15f may be made and enforced by MFS on behalf of such MFS Indemnitee.

     g. TAX REFUNDS. Buyer shall, within 15 days of receipt of any Tax refund or credit by or on behalf of Buyer or any Affiliate thereof or successor thereto (other than a refund or credit with respect to Taxes paid by Buyer or any Affiliate thereof or successor thereto on or after the Closing Date and not indemnified by MFS pursuant to Section 15f(i)) for or attributable to any Tax with respect to which Buyer would be entitled to indemnification under Section 15f, pay such Tax refund or credit (a "Returnable Refund or Credit") to MFS (including any interest and additions thereon), provided, that MFS shall pay to Buyer an amount representing all or part of any Returnable Refund or Credit (including any interest and additions thereon) with respect to which Buyer has made a payment to MFS under this Section 15g within 15 days of the receipt by MFS of written notice from Buyer that Buyer or any Affiliate thereof or successor thereto was subsequently required to return such amount of the Returnable Refund or Credit to the relevant Taxing Authority. If the amount of any Returnable Refund or Credit is applied against any other liability of Buyer or any Affiliate or successor thereto for Taxes for any Post-Closing Period, Buyer shall, within 15 days of the date of notice of such application, pay to MFS an amount equal to the Returnable Refund or Credit (including any interest or addition thereon). Buyer shall deliver with payment to MFS a copy of any written explanation of the facts surrounding the Returnable Refund or Credit and a copy of any related notice or statement received from any Tax Authority.

     h.   STRADDLE PERIOD TAXES.

          i. Parent shall pay, or cause to be paid, all income, alternative or add-on minimum tax, gross income, gross receipts, franchise, profits, or other similar tax, assessment or charge other than U.S. federal income tax or Combined State Tax ("Income Taxes") imposed on Seller or the Controlled Subsidiaries for any Straddle Tax Period. Upon timely notice from Buyer, MFS shall pay to Buyer prior to the date any payment for Income Taxes as described in this Section 15h is due to a Taxing Authority, an amount equal to the excess of (A) the amount of Income Taxes actually payable that relate to the Pre-Closing Tax Period (determined as if the Straddle Tax Period had ended on March 31, 1998) over (B) the amount of estimated Income Taxes paid prior to March 31, 1998 or otherwise accrued and recorded on the Closing Balance Sheet with respect to Taxing Authorities for which there is a Straddle Tax Period. In the event that the amount determined under clause (B) of the preceding sentence exceeds the amount determined under clause (A) of such sentence, Parent shall pay the amount of such excess to MFS on the date on which the applicable Return for such Straddle Tax Period is filed. To the extent there is a refund or credit by a Taxing Authority of any Income Taxes attributable to Income Taxes of a Straddle Tax Period, such refund or credit shall be for the account of the party that bears responsibility for such Income Taxes pursuant to this Section 15h. Within 15 days of receipt, each party shall cause any refund or credit to which the other party is entitled under this Section 15h, but which is received or credited to such party or any of such party's Affiliates, at any time after the Closing Date, to be paid to the other party in immediately available funds (or, if the amount of the credit or refund is applied against any other liability of the party, within 15 days of the date of notice of such application).

          ii. State and local real and personal property Taxes excluding any interest, additions to Tax or penalties imposed with respect thereto ("Property Taxes'), due and payable with respect to a Straddle Tax Period (taking into account whether such Property Taxes are payable in advance or in arrears), that are imposed by any Taxing Authority with respect to the Retained Assets, the stock of the Retained Subsidiaries or the assets and properties of the Controlled Subsidiaries shall be apportioned between (i) the period beginning on the first day of the relevant Straddle Tax Period and ending on March 31, 1998 (the "Pre-Closing Period"), and (ii) the period beginning on April 1, 1998 and ending on the last day of the relevant Straddle Tax Period (the "Post Closing Period"). In performing such apportionment, all Property Taxes shall be prorated on the assumption that an equal amount of Property Tax applies to each day of the relevant Straddle Tax Period, regardless of how installment payments are billed or made. MFS shall be liable for all Property Taxes apportioned to the Pre-Closing Period. Parent shall be liable for all Property Taxes apportioned to the Post-closing Period.

                 (1) Any supplemental Property Taxes relating to Post-Closing
                     Tax Periods which arise out of a revaluation of a property or asset of Seller or a Controlled Subsidiary which would not have occurred except for the change in ownership of such property or asset pursuant to this Agreement shall be borne by Parent.

                 (2) At the Closing, Parent shall pay to MFS the amount of any
                     Property Taxes for which Parent is liable under

                 Section 15h(ii); provided, however, that the amount of any such payment shall not exceed the amount of Property Taxes apportioned to the Post-closing Period that have been paid to the appropriate Taxing Authorities by MFS, Seller or their respective Affiliates prior to March 31,1998. Parent shall pay, and shall indemnify MFS and its Affiliates from and against, all Property Taxes (including any interest, penalties or additions to Tax imposed by any Taxing Authority as a result of late payment) which become due and payable after March 31, 1998; provided, however, that MFS shall reimburse and indemnify Buyer for the amount of any such Property Taxes (excluding any interest, penalties or additions to Tax imposed by any Taxing Authority as a result of late payment not attributable to action or inaction of MFS) for which MFS is liable under
                 Section 15h(ii) (except to the extent such Property Taxes were accrued and recorded on the Closing Balance Sheet) within 15 days after Buyer provides MFS with a copy of the final Property Tax bill.

          iii. Parent shall have full responsibility for and shall timely pay to the appropriate Taxing Authorities all Trust Fund Taxes reflected on the Closing Balance Sheet.

          iv. Notwithstanding any other provision of this Agreement, Parent shall have full responsibility for and shall timely pay to the appropriate Taxing Authorities all accrued and recorded Tax liabilities set forth on the Closing Balance Sheet.

          i. TAX ADMINISTRATION. MFS shall prepare and file, or cause to be prepared and filed, (i) all United States consolidated Federal Tax returns of the MFS Group, (ii) all state or local Tax returns of MFS or an Affiliate of MFS filed on a consolidated, combined or unitary basis that include Seller and/or a Controlled Subsidiary and (iii) and all separate Returns of Seller and the Controlled Subsidiaries that are required to be filed on or before the Closing Date. Buyer shall prepare and file (i) all separate Returns of Seller and the Controlled Subsidiaries for Pre-Closing Tax Periods that are required to be filed after the Closing Date and (ii) all Returns for Straddle Tax Periods that are due after the Closing Date solely with respect to (A) Seller (or the Retained Assets or the stock of the Retained Subsidiaries)) and/or (B) one or more of the Controlled Subsidiaries. For any Return described in the preceding sentence (other than Returns with respect to Trust Fund Taxes), Buyer shall provide MFS with a pro forma Return not later than 30 days prior to the due date (including all extensions thereto) for such Return. Such pro forma Return shall be subject to MFS' approval before the applicable Return is filed with any Taxing Authority. Buyer shall provide MFS with a copy of all filed Returns (including Returns with respect to Trust Fund Taxes) that Buyer is required to prepare and file pursuant to this Section 15i.

     j. CERTAIN DISPUTES. Disputes arising under this Section 15 and not resolved by mutual agreement as stated herein shall be resolved by Arthur Andersen (the "Accounting Referee"). The Accounting Referee shall resolve any disputed items within 30 days of having the item referred to it pursuant to such procedures as it may require. The costs, fees and expenses of the Accounting Referee shall be borne equally by Parent and MFS.

     k. SURVIVAL. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 15 shall survive for the full period of all applicable underlying statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

     16.  POST-CLOSING.

     a. INDIVIDUAL ACCOUNT PLANS. MFS shall retain all obligations and liabilities for, and Buyer shall have no obligation or liability in respect of, the MFS 401(k) Plan, the MFS 40l(a) Plan, and the MFS Communications Company, Inc. Employee Stock Bonus Plan. Notwithstanding the foregoing, during a transition period of six months following the Closing Date or such shorter period that Parent shall advise MFS in writing, MFS will continue to provide at Parent's expense for employees of the NT Business the non-stock based health and welfare insurance and other benefits that are provided to such employees immediately prior to the Merger. No assets of either such Plan shall be transferred to Buyer or its Affiliates or to any plan or arrangement sponsored or maintained by Buyer or its Affiliates.

     b. SHARING OF BENEFITS-RELATED INFORMATION. Parent and MFS will cooperate in providing at their own expense employee-related and plan related data to facilitate accomplishment of the provisions of this Agreement.

     c. BOND FEE REFUNDS. In the event that WorldCom or Seller is refunded any portion of a fee paid by it in connection with the issuance of the Bonds by reason of such Bond being released and replaced with a bond obtained by Parent it will promptly remit to Parent the amount so refunded.

     17.  PARENT STOCK OPTION

     a. GRANT AND EXERCISE PRICE. Parent hereby grants to MFS an option (the "Option") to purchase 2,000,000 newly issued shares of Parent's common stock (the "Parent Common Stock"). The Option may be exercised by MFS in whole or in part and from time to time by delivery of a notice to Parent complying with Section 18d during the period commencing with the earlier to occur of the Merger or the termination of this Agreement pursuant to Section 11 and continuing through 5:00 PM, Eastern time, on the date six months following the first day of such period. The Option may not be transferred other than to an affiliate of MFS without Parent's written consent.

     b. METHOD OF EXERCISE. At its election, MFS may exercise some or all of the Option for a cash exercise price of $7.00 per share (subject to adjustment for stock splits or combinations and similar events) and may exercise some or all of the Option on a "cashless" basis pursuant to which MFS receives shares of Parent Common Stock with a "market value" equal to the aggregate "spread" for the shares as to which the Option is being exercised; PROVIDED, that MFS shall exercise the Option on a "cashless" basis rather than for cash to the extent necessary to ensure that the actual number of shares of Parent Common Stock issued to it shall not exceed 1,817,941, which is the maximum number of shares of Parent Common Stock that Parent represents and warrants may be issued by it to MFS without obtaining shareholder approval under

          NASDAQ's shareholder approval policy. For such purposes, the" market value" per share will equal the average of the closing "bid" and "asked" prices for Parent's common stock as reported by NASDAQ over the ten trading day period preceding the date of exercise and the "spread" per share will equal the excess, if any, of the "market value" over $7.00 (subject to adjustment for stock splits or combinations and similar events).

     c. REGISTRATION. Parent will promptly after the date of this Agreement file with the Securities and Exchange Commission a registration statement to register on a "shelf" basis the resale by MFS of any shares of Parent Common Stock purchased by it pursuant to the Option until they could be sold by MFS on an unrestricted basis under Rule 144 without regard to volume limitations (the "Registration Term"). Parent will use its best efforts to have such registration statement declared effective by the SEC as promptly as possible and to maintain the effectiveness of such registration statement throughout the Registration Term.

     d. BOARD REPRESENTATION. In the event that MFS exercises the Option in whole or in part and whether for cash or on a "cashless" exercise basis, it shall be entitled to designate Frederick W. Weidinger or, if he shall be unable to serve, another individual reasonably acceptable to Parent as a representative of MFS to serve on Parent's Board of Directors for so long as MFS retains shares of Parent Common Stock purchased pursuant to the Option aggregating at least 5% of Parent's then-outstanding shares of Parent Common Stock.

     18.  MISCELLANEOUS. The parties agree as follows:

     a. AMENDMENT. This Agreement may not be amended except by an instrument in writing which refers to this Section and which is executed by all Parties.

     b. EXTENSION. During the Closing Period, either MFS (on the one hand) or Parent (on the other hand), may extend the time for the performance of any of the obligations or other acts of the other Party or waive compliance with any of the agreements or conditions contained herein; however, any such extension or waiver shall be valid only if set forth in a written instrument which refers to this Section and is executed by the waiving or extending Party.

     c. TIME OF ESSENCE. Time is of the essence for purposes of this Agreement.

     d. NOTICES. All notices, deliveries and other communications hereunder to Parties shall be in writing addressed to the Parties at the following addresses, and shall be deemed delivered on the date of personal delivery or on the third business day after being mailed by certified mail, or on the next business day after delivery to a commercial delivery overnight service as the case may be:

         If to MFS:                 MFS Communications Company, Inc.
                                    11808 Miracle Hills Drive
                                    Omaha, Nebraska 68154
                                    Attention: Frederick W. Weidinger

         with copies to:            Skadden, Arps, Slate, Meagher & Flom LLP
                                    919 Third Avenue
                                    New York, New York 10022 and
                                    Attention: Randall Doud, Esq., and

                                    Fraser, Stryker, Vaughn, Meusey, Olson,
                                    Boyer & Bloch, P.C.
                                    500 Energy Plaza
                                    409 South 17th Street
                                    Omaha, Nebraska 68102
                                    Attention: Robert M. Yates

           If to Parent:            Able Telcom Holding Corp.
                                    1601 Forum Place, Suite 1110
                                    West Palm Beach, Florida 33401
                                    Attention: Gideon Taylor

           with a copy to:          Gunster, Yoakley, Valdes-Fauli
                                    & Stewart, P.A.
                                    Phillips Point
                                    777 Flagler Dr., Suite 500 East

                                       West Palm Beach, Florida. 33401-6194
                                       Attention: Michael V. Mitrione

     e. COSTS. Each Party shall pay its own costs, none of which shall be charged to, or paid by Seller, except that MFS and Parent shall share equally the filing fee payable in connection with compliance with the HSR Act.

     f. CONFIDENTIALITY. The Parties hereby agree not to disclose, and to keep confidential, the specific terms of this Agreement (including the Merger Consideration), except as may be required by law or as may be (but only to the extent) necessary to satisfy the Parent Conditions or the MFS Conditions.

     9. PRESS RELEASES. During the Closing Period, neither MFS nor Parent shall issue any press release without the prior approval of the other, which approval will not be unreasonably withheld.

     h.   OTHER PROVISIONS. This Agreement:

          i. constitutes the entire agreement, and supersedes all other prior written or oral agreements and understandings, between the Parties respecting the Transaction, or otherwise respecting the sale or acquisition of the Shares or Seller;

          ii. is not intended to, and shall not, confer any benefits to any Person which is not a signatory Party hereto;

          iii. has been executed and delivered by all Parties in the State of Delaware and the United States of America;

          iv. shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware and the United States of America, without regard to the principles of conflict of laws thereof, and

          v. may only be enforced in the courts of the State of Delaware, or the United States District Court for the District of Delaware, the jurisdiction of which courts each Party hereby irrevocably subjects itself to.

     i. HEADINGS AND EXHIBITS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All exhibits attached to this Agreement are by this reference incorporated in this Agreement.

     j. COUNTERPARTS. This Agreement may be executed in counterparts which together shall constitute a single agreement. In addition, this Agreement may be executed by facsimile signature which, when so delivered, shall immediately be followed by overnight delivery of the original signature.

     k. FURTHER ASSURANCES. From time to time after the Closing Date, each Party shall, at the request of the other Party, execute and deliver such additional conveyances, transfers and other assurances as may be reasonably required to effect the merger of Seller with and into Buyer and carry out the intent of this Agreement.

     l. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.

     m. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the remaining terms and provision here of or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the termination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provisions with a term or provisions that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     n. ENFORCEMENT COSTS. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, court costs and all expenses if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeals), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled.

     o. POSSIBLE STRUCTURE CHANGE. Parent and Buyer agree that, if MFS proposes to alter the Transaction from the Merger to a transfer of assets and liabilities from Seller to Parent or a subsidiary of Parent, Parent will cooperate with MFS in negotiating the necessary amendments to this Agreement to accomplish such proposal consistent with the requirement that the Transaction as altered does not materially alter to the detriment of Parent the benefits and costs of the Transaction as provided for in this Agreement as executed.

     IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

MFS Network Technologies, Inc.           MSF Acquisition Corp.

By:/s/ JOHN SIDGMONE                     By: /s/ FRAIZER L. GAINES
   ----------------------------             -------------------------
Name: John Sidgmone                      Name: Fraizer L. Gaines
     --------------------------               -----------------------
Title: Chief Operations Officer          Title: President
      -------------------------                ----------------------


MFS Communications Company, Inc.         Able Telcom Holding Corp.

By:/s/ JOHN SIDGMONE                     By: /s/ GIDEON TAYLOR
   ----------------------------             -------------------------
Name: John Sidgmone                      Name: Gideon Taylor
     --------------------------               -----------------------
Title: Chief Operations Officer          Title: Chairman
      -------------------------                ----------------------

                           LIST OF OMITTED SCHEDULES
                           -------------------------


          EXHIBIT         EXHIBIT TITLE
          -------         -------------

          1d              ASSUMPTION AND INDEMNITY AGREEMENT

          A               MFS NETWORK TECHNOLOGIES,INC.
                          FORECASTED PERFORMANCE/PAYMENT BOND BACKLOG

          B               GENERAL AGREEMENT OF INDEMNITY AND FOR SECURITY

          C               AGREEMENT OF INDEMNITY

          D               CONTINUING AGREEMENT OF INDEMNITY-CONTRACTOR'S FORM

          E4              MASTER SURETY AGREEMENT

          F               GUARANTY AGREEMENT

          1ac             LICENSE AGREEMENT

          SCHEDULE A      LICENSED TRADEMARKS

          G               LABOR POLICIES

          H               SUBCONTRACT TERMS & CONDITIONS

          I               PROFESSIONAL SERVICES AGREEMENT

          J               NT INVOICE

          1AR             ACTION TAKEN BY UNANIMOUS WRITTEN CONSENT
                          OF THE BOARD OF DIRECTORS

          ANNEX A         PLAN OF COMPLETE LIQUIDATION OF MFS NETWORK
                          TECHNOLOGIES,INC.

          ANNEX B         TRANSFER AGREEMENT

          1as             MFS NETWORK TECHNOLOGIES,INC.
                          PROFORMA BALANCE SHEET

          1ax             STOCK PLEDGE AGREEMENT

          6h              LITIGATION

          6k              NETWORK TECHNOLOGIES  DUE DILIGENCE

          6n OPEN "ENGINEER,PROCURE, AND CONSTRUCTION" CONTRACTS BETWEEN MFSNT AND MFS/WNS

          6p              NUMBER OF SHARES

          7d              ATTORNEY'S LETTER

          15b-2 MFS NETWORK TECHNOLOGIES,INC. AND SUBSIDIARIES STATE INCOME/FRANCHISE TAX FILING REQUIREMENTS

                          ESCROW AGREEMENT


   THE COMPANY WILL PROVIDE COPIES OF ANY OMITTED EXHIBIT(S) TO THE COMMISSION

   UPON REQUEST FROM THE COMMISSION FOR SAID EXHIBIT(S).

                                   EXHIBIT lae

                           MASTER SERVICES AGREEMENT

                                 BY AND BETWEEN

                        WORLDCOM NETWORK SERVICES, INC.

                                      AND

                         MFS NETWORK TECHNOLOGIES, INC.

                              CONTRACT NO. C-6734


                                  CONFIDENTIAL

                               TABLE OF CONTENTS

                                                                           PAGE

ARTICLE 1. TERM ...........................................................  6

1.1 Term ..................................................................  6
1.2 Termination ...........................................................  6
1.3 Contact Year ..........................................................  6

ARTICLE 2. CONTRACTOR SERVICES ............................................  6

2.1 Work ..................................................................  6
2.2 Work Orders ...........................................................  8
2.3 Other Work ............................................................  9
2.4 Refusal of Work ....................................................... 10

ARTICLE 3. PERFORMANCE OF WORK ............................................ 11

3.1 Contractor's Forces ................................................... 11
3.2 Subcontractors ........................................................ 12
3.3 Contract Documents .................................................... 13
3.4 Materials ............................................................. 14
3.5 Permits and Fees ...................................................... 16
3.6 Progress and Procedure ................................................ 16
3.7 Changes ............................................................... 20
3.8 Commencement and Completion of Work ................................... 21
3.9 As-Built Drawings ..................................................... 22
3.10 Specifications and Standards ......................................... 22
3.11 Lien Waivers ......................................................... 23
3.12 Timing/Delays ........................................................ 23
3.13 Corrective Action Plan ............................................... 24

  ARTICLE 4. PAYMENT AND COSTS ............................................ 24

4.1 Payment ............................................................... 24
4.2 Cost Control .......................................................... 30
4.3 Most Favored Nation ................................................... 30
4.4 Independent Contractor ................................................ 30
4.5 Accounting System ..................................................... 32
4.6 Progress Payment ...................................................... 33
4.7 Late Payment .......................................................... 34
4.8 Annual and Aggregate Project Sum ...................................... 35
4.9 Commitment Fulfilled .................................................. 35
4.10 Contractor's Fee Trueup .............................................. 36


                                  CONFIDENTIAL

ARTICLE 5. OWNER'S RESPONSIBILITIES ....................................... 37

5.1 Authorized Representative ............................................. 37
5.2 Provision of Data ..................................................... 37
5.3 Owner's Own Forces .................................................... 37
5.4 Prompt Reply .......................................................... 38
5.5 Failure to Provide Information ........................................ 38

ARTICLE 6. OWNER'S AND CONTRACTOR'S REPRESENTATIONS ....................... 38

6.1 Contractor Representations and Covenants .............................. 38
6.2 Owner Representations and Covenants ................................... 39

ARTICLE 7. INSURANCE AND BONDS ............................................ 39

7.1 Worker's Compensation and Employer's Liability ........................ 40
7.2 Builder's Risk ........................................................ 42
7.3 Errors and Omissions .................................................. 43
7.4 Railroad Protective ................................................... 43
7.5 Insurance Required of Subcontractors .................................. 43
7.6 Additional Insured .................................................... 44
7.7 Evidence of Coverage .................................................. 44
7.8 Bonds ................................................................. 45

ARTICLE 8. DEFAULT AND TERMINATION ........................................ 46

8.1 Default ............................................................... 46
8.2 Dispute Resolution/Arbitration ........................................ 49

ARTICLE 9. INDEMNIFICATION AND LIABILITY .................................. 51

9.1 Indemnification by Contractor ......................................... 51
9.2 Indemnification by Owner .............................................. 52
9.3 Notice of Claims ...................................................... 52
9.4 Limitation of Liability ............................................... 53

ARTICLE 10.  WARRANTY ..................................................... 53

10.1 Warranty ............................................................. 53
10.2 Free From Defects .................................................... 54
10.3 No Other Warranties .................................................. 54

                                  CONFIDENTIAL

ARTICLE 11. HAZARDOUS MATERIALS AND CONCEALED
            CONDITIONS .................................................... 54

11.1 Hazardous Materials .................................................. 54
11.2 Concealed Conditions ................................................. 55

ARTICLE 12. MISCELLANEOUS ................................................. 56

12.1 Title ................................................................ 56
12.2 Assignment ........................................................... 56
12.3 Severability ......................................................... 56
12.4 Waiver ............................................................... 56
12.5 Notices .............................................................. 56
12.6 Confidentiality ...................................................... 58
12.7 Counterparts ......................................................... 59
12.8 No Construction Against Drafter ...................................... 59
12.9 Course of Dealing .................................................... 60
12.10 Survival ............................................................ 60
12.11 Governing Law; Exclusive Jurisdiction ............................... 60
12.12 Entire Agreement .................................................... 60

EXHIBITS

          EXHIBIT A - Current Projects .................................... A-1

          EXHIBIT B - Work Orders ......................................... B-1

          EXHIBIT C - Agreements for Other Work ........................... C-1

          EXHIBIT D - Engineering Services Rate Schedule .................. D-1

          EXHIBIT E - Change Order Form ................................... E-1

          EXHIBIT F - Certificate Of Completion ........................... F-1

          EXHIBIT G - Contractor's Labor Policies ......................... G-1

          EXHIBIT H - Subcontract Terms & Conditions ...................... H-1


                                  CONFIDENTIAL

          EXHIBIT I - Professional Services Agreement ..................... I-1
          EXHIBIT J - Invoice Form ........................................ J-2


                                  CONFIDENTIAL

                            MASTER SERVICES AGREEMENT
                               Contract No. C-6734

     THIS MASTER SERVICES AGREEMENT ("Agreement") is made as of this _____________ day of_________________, 1998 by and between WORLDCOM NETWORK
SERVICES, INC., a Delaware, corporation with offices at 6929 N. Lakewood Avenue, Tulsa, Oklahoma, 74117, including its affiliates and subsidiaries as appropriate throughout (collectively referred to herein as "OWNER") and MFS NETWORK TECHNOLOGIES, INC., A Delaware corporation with offices at 1200 Landmark Center, Suite 1300, OMAHA, NE 68102, hereinafter called the "Contractor."

WITNESSETH:

     WHEREAS, The Owner is engaged in the business of providing telecommunications services and intends to obtain services for the design, engineering, procurement, construction, operation, maintenance, relocation and replacement of various telecommunications network projects within the United States (each, a "Project", together, "Projects"); and

     WHEREAS, Contractor is engaged in the business of providing design, engineering, procurement, construction, maintenance, relocation and replacement of telecommunications facilities and desires to design, engineer, procure, construct, maintain, relocate and replace certain of the Owner's Projects; and

     WHEREAS, Owner desires Contractor to perform such work as is deemed necessary by Owner to design, engineer, procure, construct, maintain, relocate and/or replace each Project as the same shall be agreed by and between Owner and Contractor; and

     WHEREAS, Owner and Contractor desire to establish the general terms and conditions under which each Project will be performed and to establish the responsibilities of each party hereto for each Project; and

                                  CONFIDENTIAL

     WHEREAS, Owner desires to engage Contractor for an agreed term and commitment for Projects as set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and other considerations contained herein, the parties hereto agree as follows:

ARTICLE 1. TERM

     1.1 TERM. The term of this Agreement shall be for a period of five (5) years effective on the date of execution hereof (hereinafter the "Term").

     1.2 TERMINATION. This Agreement may be terminated at any time upon the mutual written agreement of the parties. This Agreement may also be terminated pursuant to Article 8.

     1.3 CONTRACT YEAR. A "Contract Year" shall be any twelve month period beginning on the date of execution of the Agreement as first written above or any anniversary date thereof.

ARTICLE 2. CONTRACTOR SERVICES

     2.1 WORK. The Contractor agrees to provide, as required by Owner, all the labor, equipment, materials and expertise and to do all things necessary for the proper performance and completion of each Project (the "Work"). The Work, may, as required by Owner include, but is, not limited to, Local Network Projects, Long Haul Projects, Engineering Services and Other Work all as hereinafter defined.

         2.1.1 LOCAL NETWORK PROJECTS. Local Network Projects may, as required by Owner, include but are not limited to, design, engineering, project management, material procurement, inspection, acceptance testing and construction of local telecommunications network infrastructure which may consist of both inside and outside plant work, and initial building laterals to provide intracity or intraexchange telecommunications service to customers

                                  CONFIDENTIAL
within a local loop (hereinafter referred to as "Local Network Projects"). Local Network Projects do not include construction of isolated laterals or points of presence ("POPs").

     2.1.2 LONG HAUL PROJECTS, may, as required by Owner, include but are not limited to, design, engineering, project management, material procurement, inspection, acceptance testing and construction of long distance telecommunications networks which may consist of both inside and outside plant work, terminal and regen/amplifier facility construction or expansion to provide intercity, interexchange or interLATA telecommunications services (hereinafter referred to as "Long Haul Projects").

     2.1.3 ENGINEERING SERVICES. Engineering Services may, as required by Owner, include but are not limited to, the design, engineering and procurement of transmission facilities, spaces, nodes and central office equipment related to Local Network Projects and other special engineering projects or research. Central office equipment includes, but is not limited to, optical-electric equipment, cross connect systems, voice and data switching systems, DC power systems, cabling, racking and ancillary equipment ("Central Office Equipment"). Due to the unique nature of such Engineering Services, Owner and Contractor agree that such services shall be performed at the actual direct salary, subject to adjustments as set forth in Article 4, plus the labor burden factor set forth in Exhibit D attached hereto and incorporated herein which shall include applicable overhead and benefits. The parties agree that Contractor may, not more often than annually, update the labor burden factor for Engineering Services based upon changes in Contractor's actual costs for providing such services, provided that Owner is given written notice and a written justification of any change in such labor burden factor. The charges for


                                  CONFIDENTIAL

Engineering Services set forth herein shall be considered Reimbursable Costs as defined in Article 4 hereof.

     2.1.4 CURRENT PROJECTS. Owner and. Contractor agree that all work or projects being performed under a contract between Contractor and Owner as of the date of this Agreement which work has been performed after the execution date of this Agreement, including but not limited to those Projects set forth in Exhibit A, shall be treated in accordance with the terms and conditions of this Agreement. The parties agree That any commitments concerning volume of work or annual payments in any such contracts shall immediately become void and of no effect due to the Annual Project Sum and Aggregate Project Sum commitments contained in Article 4 hereof.

     2.2 WORK ORDERS. The Work shall be set forth in a detailed Work Order (each, "Work Order" or, together "Work Orders"), for each individual Local Network Project, Long Haul Project, or Engineering Services Project executed by Owner (or Owner's affiliate or subsidiary as appropriate) and Contractor. Where appropriate, Owner and Contractor will enter into a Work Order to develop a description of Work to be performed, Project Staffing Plan, Project Budget and Project Schedule for Project development. No Work Order shall be effective nor shall Owner or Contractor incur any liability hereunder unless the Work Order is executed by duly authorized representatives of each party hereto.

     2.2.1 Each Work Order shall be substantially in the form of and shall contain the information contained in the Sample Work Order attached hereto as Exhibit B. At a minimum, each Work Order shall contain the Project name, description of the Work to be performed, Project Staffing Plan (as hereafter defined), Project budget, Project schedules and a list of work

                                  CONFIDENTIAL
to be subcontracted. Upon execution of a Work Order it shall become a part of and shall be governed by this Agreement. Each Work Order shall be labeled so that, for example, the first executed Work Order may be Work Order No. C-6734.001, the second Work Order shall be Work Order No. C-6734.002 and so on.

     2.3 OTHER WORK. In addition to Local Network Projects, Long Haul Projects and Engineering Services, Owner may enter into agreements with Contractor to provide, among other things, all the labor, equipment, materials and expertise and to do all things necessary for the proper performance and completion of other Projects. Such other Projects may include but are not limited to the engineering, procurement or construction of telecommunications networks or facilities or services required for the maintenance, expansion or operation of either Local Network Projects or Long Haul Projects or other Projects not specifically defined in this Agreement, hereinafter collectively referred to as "Other Work." The Contractor may from time to time bring projects to the attention of Owner whereby Contractor acting on behalf of a third party right-of-way or facility owner is offering for sale or lease telecommunications facilities. Should Owner elect to enter into an agreement with Contractor for such facilities such agreement shall not he subject to this agreement.

         2.3.1 The details for all Other Work shall be set forth in an agreement which shall be executed by Owner (or Owner's affiliate or subsidiary as appropriate) and Contractor. No agreement for Other Work shall be effective nor shall Owner or Contractor incur any liability hereunder unless the agreement is executed by duly authorized representatives of each party hereto.

                                  CONFIDENTIAL

         2.3.2 Each agreement for Other Work shall become a part of and shall be governed by this Agreement unless expressly stated in such agreement for Other Work. In the event of a conflict between this Agreement and an agreement for Other Work, the agreement for Other Work shall prevail. Notwithstanding the foregoing, all payments made or due by Owner to Contractor pursuant to an agreement for Other Work without regard to the terms of such agreement for Other Work, shall become part of the Aggregate Project Sum as defined in Article 4. Each agreement for Other Work shall be labeled in the same manner as Work Orders.

         2.3.3 Owner agrees that Contractor shall have the opportunity to bid on all Local or Long Haul Projects not assigned to Contractor via a Work Order and offered by Owner for bidding during the Term.

    2.4 REFUSAL OF WORK.

         2.4.1 During each Contract Year, Contractor shall accept and execute all Work Orders offered to Contractor by Owner hereunder without regard to quantity, schedule or cost throughout the Term until such time as the Annual Project Sum reaches One-hundred Thirty Million Dollars ($130,000,000.00). If Contractor refuses or fails to accept any Work Order prior to such time, the value of the Work Order (including the applicable Contractor's Fee) shall be added as a credit to the Aggregate Project Sum as if such Work Order had been accepted and performed by Contractor pursuant to the terms of this Agreement. For the purpose of determining whether such a credit is due, the Annual Project Sum shall be as calculated at the time Contractor declines such Work Order.

         2.4.2 The Owner agrees to award Contractor a minimum volume of seventy-five percent (75%) of all outside plant work related to Owner's Local Network Projects.

                                  CONFIDENTIAL

         2.4.3 In the event the Annual Project Sum for all Work Orders and agreements for Other Work reaches One Hundred Thirty Million Dollars ($l30,000,000.00) in any year of the Term and Owner offers a Long Haul Project, Engineering Services or Other Work to Contractor, Contractor may decline to accept such additional Work, without penalty.

ARTICLE 3. PERFORMANCE OF WORK

     3.1 CONTRACTOR'S FORCES. The Contractor shall perform project management, supervisory functions, contract and document preparation, drafting, material procurement, and all portions of the Work which are similar to those stated herein with its own employees except as mutually agreed by Owner and Contractor.

         3.1.1 Owner and Contractor acknowledge that as part of the consideration given by Owner to Contractor hereunder, Owner is relying on and expects to continue to rely upon the high level of experience, skill and expertise existing in the personnel currently in Contractor's employ. Contractor shall staff Key Positions only with qualified persons with prior experience in the position to be filled. For purposes of this Agreement, "Key Positions" are defined as Project Manager, Construction Manager, Business Manager and Contract Manager. However, Contractor may propose and Owner may reasonably approve the use of individuals having no prior experience in a Key Position.

         3.1.2 Contractor agrees to provide Owner with a detailed plan for the staffing of each Project (hereinafter the "Project Staffing Plan") as part of each Work Order. Each Project Staffing Plan shall identify the individuals who will fill Key Positions and other positions which will be required for the Project. Contractor shall provide Owner with relevant employee information upon request. Contractor shall follow Owner's reasonable recommendations

                                  CONFIDENTIAL
concerning the Project Staffing Plan for each Work Order. All unscheduled or voluntary changes by Contractor in the staffing of Key Positions or other Contractor employees on a Project shall be subject to the prior written approval of Owner, which shall not be unreasonably withheld.

              3.1.3 Owner shall have the right to request in writing that Contractor remove any of its employees from any Project at any time provided such request is reasonable, lawful and nondiscriminatory. Contractor shall comply with such request immediately upon receipt of the written request from Owner.

         3.2 SUBCONTRACTORS. Unless specifically permitted in a Work Order or agreement for Other Work, Owner and Contractor agree that Contractor shall perform all actual construction for all Projects and Work performed hereunder with unaffiliated third party contractors hereinafter referred to as "Subcontractors".

              3.2.1 As part of the Work performed under a Work Order or agreement for Other Work, the Contractor shall develop, a list of qualified bidders for each Project and establish bidding schedules. The Owner shall, upon written notice to Contractor, have the right, in its sole discretion, to review, approve, disapprove, add to or delete from the list of bidders. Unless otherwise stated in a Work Order or agreement for Other Work, the Contractor shall obtain competitive bids from a minimum of three (3) bidders for each phase or portion of work for a Project or obtain a written waiver of this requirement before proceeding with less than three bids.

              3.2.2 Upon the prior written request of Owner, Owner shall have the option to pre-approve all bidding documents, addenda and other documents related to the bidding process at any time prior to Contractor's award of a subcontract.

                                  CONFIDENTIAL

              3.2.3 The Contractor shall prepare a bid evaluation analyzing all bids received for a Project and shall notify Owner regarding selection of the successful bidder. The Contractor shall award the work to be subcontracted to the lowest priced, qualified, responsive bidder unless written approval is obtained from Owner approving an award on some other basis. The Owner shall have the right, upon prior written notice to Contractor, to determine the successful bidder for any Work subcontracted hereunder. In no event shall Contractor award a contract to a bidder which exceeds the limits set forth in Section 3.7.1 unless approved in writing by Owner.

         3.3 CONTRACT DOCUMENTS. The Contractor shall prepare all Subcontractor related contracts for the Work (the "Contract Documents"). All Contract Documents shall conform to all laws and requirements of any right-of-way providers, permitting authorities and other requirements of the Work Order or agreement for Other Work.

              3.3.1 All Contract Documents shall include terms and conditions attached hereto as Exhibit I (for Subcontractors) and Exhibit J (for professional services). The content of such Contract Documents shall comply with generally accepted industry standards. In no event shall any Contract Document including but no limited to agreements with Subcontractors, expose Owner to any premium payment for early completion of a Project by Subcontractor, costs for Subcontractor errors, liquidated damages or other penalty payments of any kinds without the prior written consent of Owner which may be withheld by Owner in its sole discretion.

              3.3.2 The Contractor shall report to Owner any error, inconsistency or omission in the Contract Documents which may have a material impact on any Project immediately upon discovery thereof.

                                  CONFIDENTIAL

              3.3.3 Upon written notice to Contractor by Owner prior to execution of the Contract Documents, Owner shall have the right to approve any and all Contract Documents. Contractor shall provide Owner with copies of the documents upon such request and, Owner shall have five (5) business days from receipt thereof to approve or disapprove said documents. Unless Owner gives Contractor written notice to the contrary, failure of Owner to approve or disapprove the Contract Documents within such five day period shall be deemed approval. Owner shall not be responsible for the completeness, accuracy or context of the Contract Documents except where such completeness, accuracy or context is affected by changes to Contract documents directed, dictated or otherwise made by Owner. Contractor shall use commercially reasonable efforts to ensure that all disputes concerning errors, inconsistencies or omissions in the Contract Documents shall be resolved in favor of Owner.

              3.3.4 The Contractor shall maintain copies of all Contract Documents at the site of each Project in good order and marked reasonably current to record all changes made during the Work.

         3.4 MATERIALS. The Contractor will buy on a competitive-bid basis from the lowest priced, qualified, responsible provider, in accordance with the same bidding procedure outlined in Section 3.2 hereof, all major items of construction materials necessary for the Work. All anticipated purchases, rentals or other contracts for material shall be described in the applicable Work Order or agreement for Other Work and included in the appropriate budget for each. Contractor its Subcontractors will only purchase and install materials which conform to Owner's specifications which will be included in the Work Order. For purposes of economy, Contractor may enter into volume purchase agreements to purchase major material items, such as fiber optic

                                  CONFIDENTIAL
cable, conduit, manholes, handholes, duct and innerduct, to be used in multiple projects provided that such volume purchase agreements are competitively bid at reasonable intervals during the Term but in no event less than every 18 months. Any material deviation from Owner's specifications included in the Work Order must be approved in writing by Owner.

              3.4.1 Notwithstanding anything herein to the contrary, including but not limited to Article 4 hereof, Contractor shall order major material items limited to fiber optic cable, manholes, duct, innerduct, handholes, and conduit only as described in and budgeted for in an applicable Work Order or agreement for Other Work. Contractor shall count all quantities toward its own volume purchasing agreements with suppliers as appropriate. Contractor shall reimburse to Owner as a credit, any such volume discounts received by Contractor after billing. Owner shall receive all supplier warranties and guarantees.

              3.4.2 Owner hereby reserves the right to purchase or provide any and all materials necessary for the Work if deemed necessary by Owner due to its tax status, availability of surplus material already owned, ordered, or purchased by Owner or the Contractor's inability to secure the materials by the stated due date.

              3.4.3 All materials purchases made hereunder, including payments of Contractor's Fees shall be credited to the Aggregate Project Sum as defined in Article 4. Notwithstanding the foregoing, the Contractor's fee shall be reduced from 12% to 6% only for circumstances where the Owner reserves the right to purchase material pursuant Subsection 3.4.2 above. This reduction in Contractor's fee shall not apply anywhere else in this Agreement. Further, materials moved from one Project to another Project will not be subject to a second Contractor's Fee.

                                  CONFIDENTIAL

              3.4.4 Contractor shall properly inspect, receive and handle any materials ordered pursuant to this Article. For Engineering Services Central Office Equipment projects, Contractor will be responsible for all material handling and inventory control, will use off-site facilities for warehousing services prior to the installation start date as designated by Owner; and will minimize the amount of materials stored on site during the implementation of the Project.

         3.5 PERMITS AND FEES. As required by Owner and specified in the Work Order, the Contractor shall secure on Owner's behalf and the Owner shall pay for, as Reimbursable Costs, all permits and governmental fees, licenses and inspections necessary for the proper execution and completion of the Work which are customarily secured after execution of the Work Order and which are legally required.

              3.5.1 Where the local law at the site of the building requires a Certificate or Statement of Occupancy the Contractor shall obtain and pay for this Certificate and deliver it to the Owner. Any costs for this Certificate shall be treated as a Reimbursable Cost pursuant to Article 4 hereof.

              3.5.2 Contractor shall not enter into or accept any license agreement, joint-use agreement, ordinance, resolution, franchise, or other agreement for the use of public or private right-of-way with any federal, state, local, public or private entity for any Project without the written approval of Owner it being agreed that Owner or its duly authorized representation shall execute any such agreements. Contractor shall immediately notify Owner if, or when, it discovers any such agreement is required.

         3.6 PROGRESS AND PROCEDURE. The Contractor shall, unless otherwise stated in a Work Order or agreement for Other Work, follow these procedures;

                                  CONFIDENTIAL

              3.6.1 The Contractor shall maintain current estimates or costs and progress schedules. The Contractor shall furnish information regarding availability of materials, when requested by the Owner, and furnish any information to the Owner to assist in arriving at the most economical construction.

              3.6.2 The Contractor shall provide administrative, management, and related services to coordinate scheduled activities and responsibilities of the Subcontractors with each other and with those of the Contractor, owner, or others involved in the Project to use commercially reasonable efforts to manage each Project in accordance with the approved estimate for costs, the Project schedule and the Contract Documents.

              3.6.3 Utilizing the Project Schedule, the Contractor shall update all schedules incorporating the activities of the Subcontractors and others on the Project including activity sequences and durations, allocation of labor and materials, processing of shop drawings, product data and samples, and delivery of materials or equipment requiring long lead time and procurement. The Project Schedule shall include the Owner's requirements and responsibilities showing portions of the Project having priority. The Contractor shall update and reissue each Project Schedule as required by Owner to show current conditions and percentages of completion. The Contractor shall keep a daily log containing a record of weather, each Subcontractor on the site, number of workers, identification of equipment, Work accomplished, problems encountered, and other similar relevant data as the Owner may require. If an update indicates that the previously approved Project Schedule may not be met, the Contractor shall immediately notify Owner and recommend corrective action. The Contractor shall schedule and

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conduct meetings to discuss such matters as progress and scheduling with Owner as set forth in the Work Order or as requested by Owner.

              3.6.4 Consistent with the various bidding documents, Contract Documents and utilizing information from the Subcontractors, the Contractor shall coordinate the sequence of construction and assignment of space in areas where the Subcontractors are performing work.

                    3.6.4.1 The Contractor shall at all times enforce strict discipline and good order among its employees and shall not employ on any Project any person not skilled in the task assigned to him or her. The Contractor shall be responsible to maintain and observe and to require its Subcontractors to maintain and observe, sound labor and safety practices and shall require each Subcontractor to take all steps reasonably necessary to avoid labor disputes or work stoppages. For Engineering Services Central Office Equipment projects, Contractor agrees to use personnel and Subcontractors who have been certified in certain high skill procedures under Owner's mandatory training program. The expense of obtaining such certification is to be paid by the Subcontractor for Subcontractor's forces and as a Reimbursable Cost for Contractor's personnel. Owner shall make such training available at a nominal cost.

                    3.6.4.2 The Contractor shall coordinate and supervise the work performed by Subcontractors to the end that the work is carried out without conflict between trades or jurisdictional disputes and so that no Subcontractor, at any time, causes delay to the general progress of a Project. The Contractor and all Subcontractors shall at all times afford each other Subcontractor, any separate (Sub)contractor, and the Owner, every reasonable opportunity for the installation of work and the storage of materials, and shall provide access to and the use of necessary loading dock and hoist facilities, adequate storage room and necessary utilities and

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other services. Wherever the work of a Subcontractor is dependent upon the work of other Subcontractors, the Contractor shall require the Subcontractor to:

                    (a) coordinate his work with the dependent work;

                    (b) provide necessary dependent data and requirements;

                    (c) supply and/or install items to be built into dependent work of others;

                    (d) make provisions for dependent work of others;

                    (e) examine dependent drawings and specifications;

                    (f) examine previously placed dependent work;

                    (g) check and verify dependent dimensions of previously placed work;

                    (h) notify Contractor of previously placed dependent work or dependent dimensions which are unsatisfactory or will prevent a satisfactory installation of this Work; and

                    (i) not proceed with this Work until the unsatisfactory dependent condition has been corrected.

                    3.6.4.3 The Contractor shall develop and implement procedures for the review and processing of applications by Subcontractor for progress and final payments.

                    3.6.4.4 Based on the Contractor's observations and evaluations of each Subcontractor's application for payment, the Contractor shall review, certify and pay the amounts due the respective Subcontractor.

              3.6.5 The Contractor shall manage the performance of each of the Subcontractors with all due diligence to ensure that the requirements of the Contract Documents

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are met. The Contractor shall take appropriate action against Subcontractor(s)
when requirements of a Contract Document are not being fulfilled and shall take commercially reasonable steps to assure compliance with the Contract Documents.

         3.7 CHANGES. The Owner may, at any time, by written change order ("Change Order"), make changes in the drawings, specifications, schedule or other aspects of a Project. The Contractor may also, through the course of performance of Work, recommend changes to the design, schedule or budget for any Project for approval by Owner. Contractor will utilize commercially reasonable efforts to minimize the effect on costs and schedules in accommodating such change. The purpose of a Change Order is to provide control in changes in Work, Project configuration, budget and/or schedules on a formal basis. No changes shall be made to any Project without an appropriate Change Order. All Change Orders shall be in the form attached hereto as Exhibit E and executed by both parties. The time and schedule for completion of the Project affected shall be extended as reasonably required to complete the Work so changed. If the changes desired change the Work contemplated including, but not limited to: (a) changes in, substitutions for, additions to or deletions of any Work; (b) changes in the specifications or drawings, (c) changes in the schedule or acceleration, deceleration or suspension of performance of any Work; and (d) substantial changes in the location, alignment, dimensions or design of items in the Work and/or if the Owner requests the Contractor to perform added Work outside the scope of such Project, then, prior to the performance of such additional Work an equitable adjustment in the Project Schedule, Project Budget and Project Staffing Plan will be negotiated by the parties for such Work and included in the applicable Change Order.

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              3.7.1 In the event the estimated costs of a Work Order or
agreement for Other Work exceed or are likely to exceed the total budget for the Project or One Hundred Ten percent (110%) of the budget for any individual budget line item, the Contractor will promptly notify Owner of such condition so the appropriate action can be taken by Owner in response to the variance.

         3.8 COMMENCEMENT AND COMPLETION OF WORK. The Contractor shall commence Work on the commencement date reasonably set by Owner in the Work Order and shall complete the Work and turn the Project over to the Owner (after final inspection and testing) ready for acceptance by Owner no later than the date specified for completion in the applicable Work Order, except as this date may be changed pursuant to a Change Order or to delays beyond the reasonable control of Contractor.

              3.8.1 FINAL INSPECTION, TESTING AND ACCEPTANCE:

                    3.8.1.1 FINAL INSPECTION AND TESTING. Upon completion of construction of any Project hereunder, Contractor shall conduct acceptance testing, in accordance with the requirements of the Work Order, to demonstrate that the Work has been performed in accordance with the specification of the Work Order, including a review of all Contract Documents, drawings, specifications and other related documents. Owner reserves the right to attend and observe all final inspections and testing. After completion of acceptance testing, Contractor shall forward to Owner one copy of all test results for approval.

                    3.8.1.2 Upon completion of all Project requirements, Contractor shall provide Owner with a Certificate of Completion that signifies the Project is completed and shall assist the Owner with the final inspection of the Project. Once the Owner has completed the final

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inspection and accepted the test results and as-builts, Owner shall signify its final acceptance of the Project by approving a Certificate of Completion in the form attached hereto as Exhibit F.

                    3.8.1.3 The Certificate of Completion shall identify all currently known and outstanding liabilities, charges, claims made by Subcontractors and potential financial obligations that have not been resolved at the time of final completion.

                    3.8.1.4 Notwithstanding anything to the contrary in this Agreement, acceptance of any Work performed by Contractor for Owner hereunder shall not affect the warranties set forth in Section 10 hereof.

         3.9 AS-BUILT DRAWINGS. Drawings showing all facilities and elements as built by Contractor for Owner for a Project ("As-Builts") shall meet Owner specifications as set forth in the Work Order and shall be prepared in a computerized format acceptable to Owner. Contractor shall turn over within 30 calendar days after completion of testing, two (2) hard copies and one (1) soft electronic copy of the entire set of As-Builts for each Project. For a period of three (3) years after Notice of Acceptance, Contractor will also maintain a full set of As-Builts in both hard copy and soft electronic copy in its files for each Project. Final acceptance of any Project shall be subject to Owner's acceptance of As-Builts from Contractor.

         3.10 SPECIFICATIONS AND STANDARDS. All Work for any Work Order or agreement for Other Work performed hereunder shall be performed in addition to all requirements and specifications set forth in the Work Order or agreement for Other Work, in accordance with the requirements and specifications of the National Electric Code, the National Electric Safety Code (both as they currently exist or are amended) and any other requirements imposed by any governmental authority or agency having jurisdiction.

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         3.11 LIEN WAIVERS. Unless otherwise prohibited by Law, Contractor will waive all rights to place any lien and will require all Subcontractors to waive all rights to place any lien against the equipment, materials, or other property used in a Project and shall provide a written statement in the Contract Documents evidencing such waivers to Owner prior to the commencement of any Work hereunder. Any failure by Contractor to secure such waivers which are not otherwise prohibited by law, without the written consent of Owner shall be promptly corrected at Contractor's expense. Contractor may, at its option, correct by bonding over its failure to receive such waivers.

         3.12 TIMING/DELAYS.

              3.12.1 Time shall be of the essence for Owner and Contractor in the performance of Agreement.

              3.12.2 It is specifically agreed that neither Contractor nor Owner shall be held responsible or liable for any loss, damage, detention or delay ("Loss"), arising from causes beyond the control and without the fault or negligence of the Contractor or Owner, including but not limited to acts of God, acts of the public enemy, acts of another contractor in the performance of a contract with the Owner which is not performed pursuant to a Work Order hereunder, fires, floods, epidemics, quarantine restrictions, strikes, freight embargoes, or unusually severe weather or delays of Subcontractors or suppliers. Contractor shall not be held responsible or liable for any Loss resulting from suspension of Work by or acts or neglect of Owner. In the event of such Loss, Contractor or Owner shall promptly give written notice to the other party and the time and/or cost for performance of each affected Project, shall be adjusted by Change Order pursuant to Article 3, subsection 3.7 hereof.

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         3.13 CORRECTIVE ACTION PLAN. If Contractor consistently fails to comply with any non-material provision of the Agreement, any Work Order or any agreement for Other Work Owner may, at its sole discretion and with sufficient written description of the failure, direct that Contractor produce a corrective action plan to remedy such failure within ten (10) days of receipt of such request. In the event that such corrective action plan performed by Contractor does not remedy such failure, Owner may escalate the issue in accordance with the provisions of Article 8, Subsection 8.2 of this Agreement.

     ARTICLE 4. PAYMENT AND COSTS

         4.1 PAYMENT. The parties intend for this Agreement to be a "Cost Plus" Agreement and that, except as otherwise provided herein, Contractor shall not be obligated to incur any costs which will not be reimbursed by Owner as set forth herein nor shall Contractor charge Owner any costs not directly related to a Work Order. For each Work Order, the Owner shall pay the Contractor the Project sum, which shall be comprised of the reimbursable costs ("Reimbursable Costs") as defined below, and a fee ("Contractor's Fee"), which shall be 12% of the total of the Reimbursable Costs for such Project,

              4.1.1 REIMBURSABLE COSTS. The Reimbursable Costs shall be all actual direct costs necessarily incurred and paid by the Contractor for Owner in the proper performance of the Work for a Work Order. Such Reimbursable Costs allowable under this Agreement shall be the costs and expenses which are actually incurred by the Contractor in the performance of a Project pursuant to a Work Order hereunder. Reimburseable Costs shall include but shall not be limited to actual direct costs incurred by the Project office, Project staff, and other items directly related to a specific Project performed hereunder, including prorated costs for general liability,

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worker's compensation and other insurance coverage required for Owner's Work which insurance is carried at a corporate level by Contractor. Failure to mention any item of Reimbursable Costs herein shall not bear upon a determination of its allowability. All Reimbursable Costs must be documented and copies of invoices including a detailed summary of charges shall be sent to Owner prior to the making of any payment by Owner therefor.

                    4.1.1.1 LABOR AND LABOR-RELATED ITEMS.

                    (a) LABOR COST. Labor cost shall be the actual direct cost of Project staff, including salary or wages, benefits, payroll insurance and payroll taxes. The positions included as Reimbursable Cost are limited to those positions listed in the Project Staffing Plan. Other positions such as any corporate office support staff and other corporate level supervisory personnel are considered to be overhead to the Project and are, therefore, explicitly not Reimbursable Cost. Vacation, personal day pay, holiday pay, sick leave pay, bonus and rest and relaxation (R&R) pay shall be charged as incurred. Owner shall have the right on an annual basis and at Owner's expense to an independent audit of Project timesheets and payroll records to determine whether a materially disproportionate amount of vacation pay, personal day pay, holiday pay, sick leave pay, bonus and R&R pay is being charged to Owner's Projects. In the event such an audit discloses such a disproportionate charge, Owner shall be entitled to an equitable adjustment to charges for labor costs and associated Contractor's fees. If the disproportionate charge is three percent (3%) or more than what should be charged to Owner's projects hereunder then Contractor shall reimburse Owner for the actual direct cost of such audit. Contractor agrees that during its normally scheduled annual review process it shall determine the average annual salary paid in the previous year for its field employees. Contractor further agrees

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that the change in salary or wages over a Contract year shall not increase on a percentage basis more than the percentage increase in the Consumer's Price Index for all urban consumers (CPIU). In the event the Contractor desires to change salary or wages of its Project Staff in excess of the CPIU percentage increase for any Contract Year, then Contractor shall provide notice and justification for such increase to Owner. Owner shall promptly review such information and shall not unreasonably withhold consent to such request. Bonus amounts paid to Contractor employees assigned to Owner's Projects will be consistent with Bonus amounts paid to all of Contractor's employees in comparable positions.

                    (b) Cost of Living Adjustment ("COLA") applied to labor costs where applicable will be consistent with Contractor's policy set forth in Exhibit G.

                    (c) The cost of moving supervisory and administrative employees who are assigned to the Work for a specific Project from their last place of employment in accordance with the Contractor's current moving policy which is attached hereto and incorporated herein as part of Exhibit G shall be a Reimbursable Cost. Owner shall not pay relocation costs for the movement of any Contractor employee from Owner's Project Site. However, Owner shall pay the costs of demobilization for a Project if the project is canceled or substantially reduced in scope prior to completion.

                    (d) Travel Expenses in connection with the following:

                        (i) Trips included in Contractor's current R&R policy attached hereto and incorporated herein as part of Exhibit G;

                        (ii) Trips to various fabricating plants, Subcontractor or material supplier locations to inspect their facilities and/or financial condition in regard to the

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Work on a Project which Work is approved by Owner via a Work Order and trips to various fabricating plants, Subcontractor or material supplier locations to inspect the progress of the Work being prepared for a Project and to consult on methods of fabrication, shipment, etc.;

                        (iii) Trips for Project Management Staff for training purposes including training courses, Project Management Meetings to be held not more often than once per calendar quarter not to exceed One Hundred Fifty Thousand Dollars ($150,000.00) per Contract Year provided such training is directly related to the improvement of the Project Management Staff's skills in the performance of Work for Owner's Projects; and/or

                        (iv) Trips conducted as part of the relocation provisions of Article 4.1.1.1(b) above.

                    (e) In order to reduce the number of personnel assigned to the job site or to expedite the performance of the Work hereunder, Contractor may, as agreed to and stated in the applicable Work Order, perform off-job site engineering, drafting clerical and/or accounting work, in which case the costs of such Work shall be charged to the Project based on actual labor costs marked up by the percentages in Exhibit D, supported by time cards, expense reports, and expense vouchers. These charges shall be considered Reimbursable Costs as defined in Article 4.

                    4.1.1.2 MATERIALS AND MATERIAL-RELATED ITEMS

                    (f) The cost of all permanent materials, equipment and supplies directly related to a Work Order. Credit shall be given the Owner for all trade or quantity discounts obtained from vendors by Contractor for the purchase of materials, equipment or supplies.

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                    (g) The actual cost of all temporary and other expendable
services, materials and supplies, including fuel, oil and grease, which are normally consumed in performance of the Work. Any such expendable materials and supplies for which the Contractor has been reimbursed by the Owner and which remain after completion of the Work will be disposed of as directed by the Owner.

                    (h) The cost of all necessary inspections, tests, loading, handling, permits, transportation and insurance of whatever character or description paid by the Contractor for materials and supplies used in the construction of a Project.

                    (i) All materials, equipment and supplies shall be delivered, handled, stored, installed, protected and disposed of in such a manner to prevent damage in accordance with current practice in the industry, in accordance with manufacturer's specifications and recommendations, in accordance with the Work Order requirements and in accordance with all laws. The Contractor will haul and store packaged materials and equipment in their original and sealed containers, marked with the brand and manufacturer's name, until ready for use, and haul and deliver such materials and equipment in ample time to facilitate inspections and tests prior to installation. The "delivery" in reference to any item specified or indicated means the unloading and storing with proper protection at the Project site. Damaged materials or equipment will be rejected and removed from the site by the Contractor.

                    4.1.1.4 EQUIPMENT AND EQUIPMENT RELATED ITEMS

                    (j) The cost of rental of all equipment including but not limited to vehicles required for the Work. The cost of rental of equipment charged to Owner for equipment owned by the Contractor for a Project shall be consistent with the current market rate for renting

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or leasing similar items from nationally recognized third party rental companies. The cost of rental of equipment charged to Owner for use by Contractor from third parties shall be the actual rental rate charged. The actual rental rate for the equipment shall be consistent with the current market rates for renting or leasing similar items from a nationally recognized third party rental company. As part of any Work Order or agreement for Other Work, the Contractor shall prepare a utilization chart listing all equipment to be used on the Project, together with the corresponding fully maintained (excluding consumable items such as oil, grease and fuel) rental rates for such equipment, and submit same to the Owner for its approval.

                    4.1.1.5 MISCELLANEOUS

                    (k) For any Contractor Project office supporting more than one Project or in conjunction with a third party's project, direct actual costs for such Project office shall be prorated to each Project or project based on a methodology specified in the Work Order.

                    (l) The budgeted fees of any consultants engaged in a professional capacity pursuant to a Work Order.

                    (m) Losses and expenses, not compensated by insurance or otherwise and actual, direct costs associated with the recovery or collection of such Losses and expenses, including but not limited to the deductible amount of any insurance required by Article 7 sustained by the Contractor in connection with the Work provided they have resulted from causes other than the fault or negligence of the Contractor, its Subcontractors, agents or employees.

                    (n) All federal, state and local sales taxes, use taxes, excise taxes, personal property taxes or special assessments, except taxes on Contractor's income, in

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connection with the Work or materials to be performed pursuant to a Work Order or agreement for Other Work.

                    (o) Such other items properly chargeable to the cost of the Project to which Owner and Contractor have previously agreed to as part of an executed Work Order.

         4.2 COST CONTROL. The Contractor recognizes the relationship of trust and confidence established between it and the Owner by this Agreement and agrees to furnish its best skill and judgment and to cooperate with the Owner. Contractor agrees to furnish efficient business administration and superintendence, and to use commercially reasonable efforts to minimize expense to the Owner, to keep upon the location for each Project at all times an adequate supply of qualified workers as specified in the Project Staffing Plan, tools, equipment and materials and to promote the progress of the work in the most expeditious and economical manner consistent with the interests of the Owner.

         4.3 MOST FAVORED NATION. The cost basis for labor and associated cost items and equipment rental rates charged to Owner under this Agreement or any Work Order or agreement for Other Work (except for charges by Subcontractors or other third parties not employees of Contractor) shall be no greater than the lowest cost basis charged to other customers (including Contractor's subsidiaries and affiliates) of Contractor.

         4.4 INDEPENDENT CONTRACTOR. It is the intention of this Agreement that the Contractor shall be and remain an independent contractor and nothing herein is intended to be construed as inconsistent with that status. Contractor and Owner, expressly intending that no employment, partnership, or joint venture relationship is created by this Agreement, hereby agree as follows:

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          (a) Contractor shall act at all times as an independent contractor hereunder;

          (b) Neither Contractor nor anyone employed by or acting for or on behalf of Contractor shall ever be construed as an employee of Owner and Owner shall not be liable for employment or withholding taxes respecting Contractor or any employee of Contractor;

          (c) Except as otherwise provided herein, Contractor shall determine when, where and how Contractor shall perform the Work;

          (d) Contractor shall take all steps to ensure that Contractor and Contractor's employees are treated as independent contractors of Owner;

          (e) Owner shall have the right to conduct inspections and reviews of, and determine satisfactory performance of, the Contractor's services;

          (f) Contractor shall provide Contractor's own materials, tools and equipment in performing the services;

          (g) Contractor shall, as an allocated cost, maintain workers compensation insurance for Contractor and for all others employed by or acting for or on behalf of Contractor only to the extent and in the amounts required by law;

          (h) Contractor shall be free to contract with, and provide Contractor's services to, parties other than Owner during the term of this Agreement, subject to the confidentiality restrictions delineated herein;

          (i) Contractor shall not make any commitment or incur any charge or expense in the name of Owner without the prior written approval of Owner; and

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          (j) Contractor, for Contractor and for anyone claiming through
Contractor, waives any and all rights to any consideration, compensation or benefits, except as provided for herein.

         4.5 ACCOUNTING SYSTEM. The Contractor shall keep accurate and detailed books of account for all Work performed for each Project open to the inspection of the Owner at reasonable times and frequency during Contractors regular business hours to verify all Reimbursable Costs, and Contractor's Fees due to Contractor hereunder. Contractor shall make its books and records available at Owner's election, to an independent certified public accountant reasonably acceptable to Contractor for the purpose of auditing the Reimbursable Cost including the labor burden factors as shown on Exhibit D, and Contractor's Fees. Contractor shall keep such full and detailed accounts and Project costs as may be necessary for proper financial management by the Contractor under this Agreement in a manner and pursuant to methods which are reasonably satisfactory to the Owner. Owner shall have the right to request other reports as are deemed necessary by Owner and Contractor shall comply with such request. Owner shall be responsible for and shall reimburse Contractor for any direct costs associated with such requested reports. The Contractor shall also monitor the approved cost estimate for each Project and shall show actual costs for activities in progress and estimates for uncompleted tasks by way of comparison with such approved estimate. In the event the results of any audit show Contractor's costs to be in error to the material detriment of Owner, Contractor shall credit to Owner any such differentials and Contractor shall also reimburse Owner for the costs of the audit.

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Contractor shall at all times act in good faith and to the best advantage of the
Owner in the purchase of materials, in the employment of labor, and in all its conduct and activities related to any work on Projects performed pursuant to this Agreement.

         4.6 PROGRESS PAYMENT. As soon as is possible after the first of each month, the Contractor shall submit to the designated office of the Owner an application for payment for the Work performed for each Project in the preceding month less any retainage held for Contractor's Subcontractors. Contractor may, subject to approval of Owner, submit an aggregate progress payment application for Projects or a separate application for each Project, but in any event, costs for each Project shall be separately stated.

              4.6.1 Monthly payments to the Contractor for the Work performed to such date will be made within thirty (30) days after receipt of each invoice by the Owner. Such applications for payment shall be submitted, in a form satisfactory to the Owner which form is attached hereto as Exhibit J and shall be accompanied by documentation of all Reimbursable Costs including but not limited to weekly payrolls and time sheets, showing the amounts paid to each worker or employee, and allocation of each employee's time to the Project and bills for materials delivered to each Project site and payments made or due to Subcontractors. Contractor and Owner shall use commercially reasonable efforts to resolve any disputed items within five (5) business days after the payment due date. Any disputes not resolved within this time frame shall be handled in accordance with Article 8, Subsection 8.2 hereof. Owner may withhold payment for any disputed items until all such issues relating thereto are resolved, but shall pay all undisputed amounts promptly in accordance with the provisions of this Agreement. Owner shall act in good faith and not in an arbitrary or capricious manner in disputing any amount. The basis

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for disputed amounts shall be documented to Contractor. As used in this Article
4, Subsection 4.6.1, "amount" shall be defined as a specific line item or items in a relevant invoice, not the total amount of the invoice, unless all line items in the invoice are reasonably disputed. Monthly payments to the Contractor shall, in addition to payment for Reimbursable Costs for Work Performed, include the Contractor's Fee to be paid to the Contractor for such Work performed in the applicable month.

              4.6.2 The contractor's application for payment shall constitute a representation to the Owner, based on its determinations at the Project site, that to the best of the Contractor's knowledge, information and belief, the Work has progressed to the point indicated and the quality of the Work is in accordance with the Work Order. The foregoing representations are subject to an evaluation of the Work for conformance with the Work Order upon substantial completion, the results of subsequent tests and inspections, to minor deviations from the Work Order correctable prior to acceptance.

         4.7 LATE PAYMENT. Any payment not made by Owner to Contractor within forty-five (45) days after the date of invoice shall bear interest on a monthly basis from the date due until the date paid at the rate of the sum of the prime rate then current as published in the Wall Street Journal plus four percent (4%) divided by twelve (12). Any payment not made by Owner to Contractor within ninety (90) days after the date of the invoice shall bear interest on a monthly basis beginning on the 90th day at rate of the sum of the prime rate then current as published in the Wall Street Journal plus eight percent (8%) divided by twelve (12) but in no event shall this amount be greater than the maximum interest amount allowed by applicable laws. Payment shall be deemed made on the date received by the Contractor. Owner shall also pay Contractor's actual

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costs incurred for collection of any late payment or fees due hereunder, including reasonable attorneys fees. Interest or collection costs paid hereunder shall not be applied to the Aggregate Project Sum. Any failure by Owner to make payments when due within ninety (90) days of the date of invoice three (3) or more times during each Contract Year may be an event of default pursuant Article 8 hereof.

         4.8 ANNUAL AND AGGREGATE PROJECT SUM. Owner hereby agrees to execute sufficient Work Orders and agreements for Other Work with Contractor under this Agreement so that the Annual Project Sum shall total no less than Forty Million Dollars ($40,000,000.00) per Contract Year and the Aggregate Project Sum shall total no less than Three Hundred Twenty Five Million Dollars ($325,000,000.00) during the Term. The Annual Project Sum shall be defined as the sum of all payments paid or due by Owner to Contractor for Work actually performed by Contractor hereunder including Reimbursable Costs and Contractor's Fees for each Project (hereinafter "Aggregate Project Sum"). The Aggregate Project Sum shall be defined as the cum of all payments paid or due by Owner to Contractor for Work actually performed by Contractor hereunder including Reimburseable Costs and Contractor's Fee for each Project (hereinafter "Aggregate Project Sum) for all Work Orders and agreements for Other Work executed during the Term. Both the Annual Project Sum and the Aggregate Project Sum shall include any Contractor's Fee Trueup amounts as set forth in Subsection 4.10.

         4.9 COMMITMENT FULFILLED. Owner and Contractor agree that Owner shall have met the Annual Project Sum commitment when the total Annual Project Sum is Forty Million Dollars ($40,000,000.00). Owner and Contractor agree that Owner shall have met the Aggregate Project Sum Commitment when the total Aggregate Project sum is Three Hundred Twenty Five Million Dollars

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($325,000,000.00) at the end of the Term. Further, the parties agree that Owner shall have met all commitments hereunder when the total Aggregate Project Sum reaches Five Hundred Million Dollars ($500,000,000.00) which may occur at any time during the Term. Owner shall have the right to unilaterally terminate this Agreement upon its payment of the Aggregate Project Sum to Contractor. Upon such termination Owner shall have no further obligations to Contractor hereunder except as otherwise provided herein. The parties agree that the Aggregate Project Sum and the Annual Project Sum for the first Contract Year shall include but are not limited to the amounts for Work performed by Contractor subsequent to the date of this Agreement for Projects listed on Exhibit A, attached hereto and incorporated herein.

         4.10 CONTRACTOR'S FEE TRUEUP. In the event Owner fails to execute Work Orders or commitments for Other Work sufficient to reach the Annual Project Sum or the Aggregate Project Sum, upon expiration of the Contract Year or Term, as appropriate, Owner shall pay Contractor, in addition to all other sums due by Owner to Contractor hereunder the "Contractor's Fee Trueup," which shall be computed as follows:

              4.10.1 Revenue Shortfall=

                    a) Annual Project Sum commitment minus all amounts paid, invoiced or otherwise due by Owner to Contractor for completed portions of Work Orders and/or agreements for Other Work during a Contract Year; and/or

                    b) Aggregate Project Sum commitment minus all amounts paid, invoiced or otherwise due by Owner to Contractor during the Term minus any amounts for Work in progress at the end of the Term which Work is performed and payment is made or due within twelve (12) months after the end of the Term.

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              4.10.2

                 Revenue Shortfall = X

                 Contractor's Fee Trueup = 12X

              4.10.3 The Contractor's Fee Trueup due for each Contract Year, if any, shall be due within forty-five (45) days after the date of invoice and late payments shall be treated in accordance with subsection 4.7 hereof. An estimated final Contractor's Fee Trueup, if any, shall be due at the end of the Term within forty-five (45) days after the date of invoice and late payments shall be treated in accordance with subsection 4.7 hereof. The final Contractor's Fee Trueup, if any, shall be invoiced twelve (12) months after the completion of the Term and shall also be treated in accordance with subsection 4.7 hereof.

     ARTICLE 5. OWNER'S RESPONSIBILITIES

         5.1 AUTHORIZED REPRESENTATIVE. The Owner shall designate a representative authorized to act on the Owner's behalf with respect to each Project. The Owner, or such authorized representative, shall render decisions in a timely manner pertaining to documents submitted by the Contractor in order to avoid unreasonable delay in the orderly and sequential progress of the Work.

         5.2 PROVISION OF DATA. Owner shall provide any and all relevant plans, specifications, facts and other data to the Contractor as agreed to in the Work Order promptly upon request of Contractor to enable the Contractor to complete the work by the completion date specified in the Work Order.

         5.3 OWNER'S OWN FORCES. The Owner reserves the right to perform construction and operations related to a Project with Owner's own forces, and to award Contracts in

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connection with the Project which are not part of the Contractors'
responsibilities pursuant to a Work Order. Owner will notify Contractor in writing of such election. The Contractor shall notify the Owner if any such independent action will interfere with the Contractor's responsibilities under this Agreement and Owner agrees to cooperate with Contractor and all Subcontractors.

         5.4 PROMPT REPLY. Information or services under the Owner's control shall be furnished by the Owner with reasonable promptness to avoid delay in the orderly progress of the Contractor's services and the progress of the Work.

         5.5 FAILURE TO PROVIDE INFORMATION. If Owner fails to provide in a timely manner any information or services necessary to the progress of a Project or makes an election under Article 5.3, Contractor shall be entitled to an equitable adjustment, by way of a Change Order, in the budget and schedule for such project.

     ARTICLE 6. OWNER'S AND CONTRACTOR'S REPRESENTATIONS

         6.1 CONTRACTOR REPRESENTATIONS AND COVENANTS. Contractor represents to an covenants with Owner as follows:

         (a) Contractor is duly organized and validly existing and Contractor has the authority to execute this Agreement and has access to sufficient personnel and expertise to perform its obligations hereunder; and

         (b) Contractor will use its commercially reasonable efforts, in good faith, to keep all required authorities in full force and effect during the Term and to obtain any additional authorities, permissions or certifications which may be required in connection with this Agreement.

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         (c) There are no pending, or to Contractor's knowledge threatened, claims, actions, suits, audits, investigations or proceedings by or against Contractor which would have a material adverse effect on Contractor's performance under or ability to comply with this agreement.

         6.2 OWNER REPRESENTATIONS AND COVENANTS. Owner represents to and covenants with Owner as follows:

         (a) Owner is duly organized and validly existing and Owner has the authority to execute this Agreement and perform its obligations hereunder;

         (b) Owner will use its commercially reasonable efforts, in good faith, to keep all required authorities in full force and effect during the Term and to obtain any additional authorities, permissions or certifications which may be required in connection with this Agreement; and

         (c) There are no pending, or to Owner's knowledge, threatened, claims, actions, suits, audits, investigations or proceedings by or against Owner which would have a material adverse effect on Owner's performance under or ability to comply with this Agreement.

     ARTICLE 7. INSURANCE AND BONDS

         Prior to commencement of any Work for any Project hereunder, Contractor shall procure and maintain, with insurers reasonably acceptable to the Owner, the following insurance protecting the Owner, Contractor and all other parties required by the Owner against liability from damages because of injuries, including death, to persons, and liability for damages to property arising from Contractor's operations, including its employees, agents, Subcontractors and suppliers operations, in connection with the performance of this Agreement. This insurance shall be kept in good standing during the term of this Agreement. Owner reserves the right to

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have an Owner controlled Insurance Program for all Work performed by Contractor and Contractor agrees to cooperate reasonably with such efforts. Additional insurance requirements, if any, required by third parties shall be set forth in the applicable Work Order or Agreement for Other Work. The cost of insurance (including co-insurance and deductables paid) shall be a Reimbursable Cost hereunder and coverage for the Projects shall be provided as follows:

         7.1 WORKER'S COMPENSATION AND EMPLOYER'S LIABILITY. Worker's Compensation insurance complying with the laws of the state or states of operation, whether or not such coverage is required by law, and Employer's Liability insurance with limits of $1,000,000 each accident, including occupational disease coverage with a limit of $1,000,000 each employee and $1,000,000 disease policy limit. If work is to be performed in Nevada, North Dakota, Ohio, Wyoming, Washington or West Virginia, Contractor will purchase Worker's Compensation in the State Fund established in the respective States. Stop Gap Coverage or Employers Overhead coverage will be purchased.

         When any Work Order calls for water operations, Longshoreman's and Harbor Worker's Compensation insurance, Jones Act, and Maritime Coverage providing for transportation, wages, maintenance and cure, with the limits of $500,000 each employee, $500,000 more than one employee, shall be included. An endorsement shall be attached evidencing that a claim "in rem" shall be treated as a claim against the employer.

              7.1.1 Commercial General Liability insurance with a combined single limit for bodily injury and property damage of $2,000,000 each occurrence and $4,000,000 annual aggregate. Annual aggregate shall apply on a per project basis. Such policy shall include coverage for all operations of Contractor, including products and completed operations coverage,

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blanket contractual liability and independent contractor coverage, and will be endorsed to delete exclusion for work, construction or demolition within 50 feet of railroad trackage. This policy shall include no modifications that reduce the standard coverages provided under a Commercial Guaranty Liability policy form.

              7.1.2 Business Automobile Liability insurance with a combined single bodily injury and property damage single limit of $2,000,000 each occurence. This policy shall include coverage for owned, non-owned, and hired vehicles.

              7.1.3 When vessel(s) or barge(s) are used by the Contractor for the performance of Work, protection and indemnity, collision and towers liability insurance if applicable, on such vessel(s) or barge(s) both owned and non-owned, in a single limit of not less that $5,000,000 or the value of the vessel(s) or barge(s), which ever is greater, shall be provided.

              When vessel or barges are used, the Contractor will provide hull insurance in amounts to the full value of the vessel(s) or barge(s) owned and/or operated by or for the Contractor.

              7.1.4 In the event Contractor conducts diving operations, with the divers who are employees, agents or servants of Contractor, from Owner's vessels, Contractor's vessels or any other marine equipment, they shall only do so at the express written request of the Owner Representative. Contractor agrees to indemnify and save Owner harmless from any liability, loss, cost or damage, including cost of defense, arising from or connected with such diving operations.


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Seaworthiness of Owner's vessel(s) used herein, for such diving operations is acknowledged and agreed to by Contractor, and neither Contractor nor its insurance carrier shall contest this.

         7.1.5 When aircraft is used by the Contractor for performance of the Work, the Contractor will provide Aircraft Liability insurance on both owned and non-owned aircraft, including helicopters, with combined single limit of $1,000,000 per scat for bodily injury and property damage, including passenger legal liability.

         When any aircraft is used by the Contractor for the performance of the Work, Aircraft Hull insurance in amount to the full value of each aircraft will be maintained by the Contractor on such aircraft owned and/or operated by or for the Contractor.

         7.1.6 Umbrella or Excess Liability Insurance applying in excess of
7.1.1 through 7.1.5 above subject to a limit of $5,000,000.

         7.1.7 The maintenance of insurance by the Contractor and the limits of coverage required shall in no way limit or affect the extent of the Contractor's liability.

         7.1.8 Limits required above may be obtained through various primary and umbrella structures.

     7.2 BUILDER'S RISK. As requested by Owner, Contractor shall procure and maintain during the term of a Work Order or an agreement for Other Work, an all risk builders' risk insurance policy protecting the Owner, Contractor and all Subcontractors, as their interests may appear, from loss due to the Work or to any equipment supplies or material including any such items directly provided by Owner pursuant to Article 4 hereof going into the Work, while at the Project site, or while in transit to or from the Project site. The limit of liability of


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this insurance shall be no less than the greater of the value of the Project after the Work has been performed or the approved Project Budget estimate in the applicable Work Order per occurence and shall contain a deductible of no more than $500,000 per occurence. If coverage is requested by Owner, cost for builder's risk insurance shall be a Reimbursable Cost.

     7.3 ERRORS AND OMISSIONS. If requested in writing by Owner, Contractor shall procure and maintain during the term of a Work Order or agreement for Other Work insurance against the errors or omissions of Contractor or any of Contractor's employees, agents or subcontractors performing Work hereunder with limits satisfactory to Owner. If coverage is requested by Owner, cost of Errors and Omission insurance shall be a Reimbursable Cost. If coverage is written on a "claims made" basis, all renewals during the life of this Agreement will include "prior acts coverage".

     7.4 RAILROAD PROTECTIVE. If requested in writing by Owner, Contractor shall procure and maintain during the term of a Work Order or agreement for Other Work, Railroad Protective Insurance protecting Owner, Contractor and Subcontractor and in such limits as specified in the applicable Work Order.

     7.5 INSURANCE REQUIRED OF SUBCONTRACTORS. Except as may be waived or modified by Owner in writing, the Contractor shall require all Subcontractors to provide and maintain the insurance required above subject to all requirements set forth in this Article 7, provided however, that Builder's Risk, Errors and Omissions, Railroad Protective, Owners Contractors Protective Liability and Contractors Pollution Liability insurance shall only be required of Subcontractors if requested by Owner as part of the Work Order agreement for Other Work or if required pursuant to Article 3, Subsection 3.5 hereof. Contractor and Owner shall be listed as additional insureds


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on Subcontractor's policies. Owner's approval of any Subcontractor shall be conditioned upon a Subcontractor having the required insurance coverage. Except as may be waived or modified by Owner in writing, each Subcontractor shall also require its Subcontractors, if any, to provide and maintain insurance as required above.

     7.6 ADDITIONAL INSURED. Owner shall be listed as an additional insured on Contractor's and Subcontractor's policies. Contractor hereby waives its right, and agrees to require its underwriter any and all Subcontractors to waive all such rights, of subrogation against Owner, its officers, directors, agents, and employees thereof, and corporate shareholders and officers, directors, agents and employees thereof. Such waiver shall also extend to companies and other legal entities that control, are controlled by, are subsidiaries of or are affiliated with Company, and the respective officers, directors, agents, employees and shareholders of such companies or entities. Contractor's insurance is understood to be primary as respects the interest of additional insureds.

         7.6.1 Owner or its Affiliates shall not insure nor be responsible for any loss or damage to property of any kind owned or leased by Contractor or its employees, servants, and agents. Any policy of insurance covering the Property owned or leased by Contractor against loss by physical damage shall provide that the underwriters have given their permission to waive their rights of subrogation against Owner, its Affiliates and their Directors, officers, and employees, as well as their subsidiaries and affiliates, including directors, officers, and employees thereof.

     7.7 EVIDENCE OF COVERAGE. Certificates of insurance or certified copies of the insurance policies will be provided to the Owner prior to Contractor beginning any Work under


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this Agreement. Such certificate shall contain a provision that the insurer will give the Owner at least thirty (30) days prior written notice of any material changes, reductions, non-renewal or canellation of the coverage. Contractor shall obtain certificates from its Subcontractor(s) and deliver them to Owner, if requested to do so. In the event of any failure by Contractor to comply with the provisions of this paragraph, Owner may, at its option on notice to Contractor, suspend the affected Work Orders or agreement for Other Work until there is full compliance with this paragraph or contract for such insurance at Contractor's expense.

     7.8 BONDS. A payment bond from the Contractor shall be required for each Work Order executed hereunder. The cost shall be a Reimbursable Cost of the Project, and such bond shall be delivered to the Owner prior to the performance of any Work. The amount of each bond shall be set by Owner but in no event shall such amount exceed the amount of the Work Order. The Owner may waive this bond requirement or, if a bond cannot be obtained for a Work Order, require a letter of credit of other form of security as an alternative in its sole discretion for any Work Order performed hereunder. In lieu of individual bonds for each Project, Contractor and Owner may mutually agree to elect to provide Owner a blanket payment bond in a face amount to be determined.

         7.8.1 Unless and only if Owner waives in writing the requirement of
Article 7.9 for a bond, the Contractor will require payment bonds of all Subcontractors. Upon Owner's request, copies of all such bonds shall be provided to Owner for review. The costs of such bonds shall be included in the Subcontractor's bid price and as such are a Reimbursable Cost. In the event that Owner waives this requirement for a bond from a Subcontractor, Owner shall be


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responsible for any payment default of such unbonded Subcontractor which is not otherwise cured by legal or equitable remedies.

ARTICLE 8. DEFAULT AND TERMINATION

     8.1 DEFAULT. The following events shall constitute an Event of Default hereunder.

         8.1.1 CONTRACTOR DEFAULT. The Contractor shall be in default of the Agreement if:

              8.1.1.1 Contractor becomes insolvent, is adjudged a bankrupt, or makes a general assignment for the benefit of its creditors, or becomes a subject of any proceeding (voluntary or involuntary) commenced under any statute or law for the relief of debtors, or a receiver, trustee or liquidator of any of the property or income of Contractor shall be appointed which judgment, assignment, proceeding or receivership is not dismissed or discharged within ninety (90) days of the date of notice thereof.

              8.1.1.2 Contractor refuses or fails to prosecute the Work in accordance with the Work Order, or this Agreement in any material respect; or

              8.1.1.3 Contractor fails in any material respect to observe any other terms, provisions, conditions, convenants, representations, warranties or agreements in this Agreement, any Work Order or any agreement for Other Work to be observed and performed on the part of the Contractor ("Material Default"). A Material Default under subsections 8.1.1.2 and 8.1.1.3 may include but is not limited to the following:

                    (a) Failure by Contractor to make proper payment to Subcontractors or others for undisputed amounts due for services, materials or labor (provided Owner shall have


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paid to Contractor any payments for such Work for which payment is demanded by
Subcontractor); or

                    (b) Failure by Contractor to comply with laws, ordinances, rules and regulations or orders of any public authority having jurisdiction of which Contractor has or should have knowledge after making reasonably diligent inquiries and except as directed by Owner and which failure has a material adverse effect on a Project; or

                    (c) Failure to use commercially reasonable efforts to prosecute the work in compliance with the budget or scheduling requirements, set forth in a Work Order or agreement for Other Work subject to any equitable adjustments in budget or schedule as provided herein; or

                    (d) Failure to correct any incomplete or unacceptable items during any final inspection and testing which failure has a materially adverse effect on the Project.

         8.1.2 OWNER'S REMEDIES. In the event of a default by Contractor hereunder, if the failure is not corrected or good faith efforts are not being made to correct within ten (10) calendar days after receipt of written notice from Owner to Contractor, Owner may without prejudice to any other right or remedy:

              8.1.2.1 With or without terminating Work Order or agreement for Other Work, take over and/or employ such workers as may be necessary to remedy the noncompliance. Notwithstanding the foregoing, all costs expended by Owner hereunder, including the value of the Contractor's Fee application thereto, shall be applied to the Annual Project Sum and Aggregate Project Sum.


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              8.1.2.2 Terminate the Work Order for the Project in default, agreement for Other Work in default or this Agreement and all Projects hereunder and have only the obligation to pay Contractor payments due for portions of Work completed pursuant to the requirements set forth in the applicable Work Order or agreements for Other Work up to the date of termination. In the event of a termination of this Agreement, Contractor shall not be entitled to any Contractor's Fee Trueup as set forth in Article 4.10 hereof; and/or

              8.1.2.3 Make a claim against Contractor's or Subcontractor's bond or other security.

              8.1.3 OWNER DEFAULT. The Owner shall be in default of the Agreement if:

                    8.1.3.1 Owner fails to make any payment due to Contractor hereunder three (3) or more times during a Contract Year within ninety (90) days after the date of invoice, unless such nonpayment is the subject of a good faith dispute; or

                    8.1.3.2 Owner becomes insolvent, is adjudged a bankrupt, or make a general assignment for the benefit of creditors, or becomes the subject of any proceeding (voluntary or involuntary) commenced under any statute or law for the relief of debtors, or a receiver, trustee or liquidator of any of the property or income of Contractor shall be appointed, which judgment, assignment, proceeding or receivership is not dismissed or discharged within ninety (90) days of the date of notice thereof.

              8.1.4 CONTRACTOR REMEDIES. In the event of a default by Owner hereunder if failure is not corrected or good faith efforts are not being made to correct within ten (10) calendar days after receipt of written notice from Contractor to Owner, Contractor may without prejudice to any other right or remedy:

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                    8.1.4.1 Terminate the applicable Work Order or agreement for
Other Work for default without terminating this Agreement in which case the Owner shall be responsible for all payments due to Contractor as of the date of termination of the affected Work Order or agreement for Other Work; or

                    8.1.4.2 Terminate this Agreement for default.

              8.1.5 In the event of a termination of any Work Order, agreement for Other Work or this Agreement for default, Contractor shall be entitled to receive reimbursement of all costs including the entire minimum Contractor's Fee Trueup expected to be paid pursuant to Article 4 hereof during the Term.

              8.1.6 In no event shall Contractor suspend its performance for any Work under any Work Order or agreement for Other Work prior to termination of the applicable Work Order agreement for Other Work, or this Agreement as applicable.

     8.2  DISPUTE RESOLUTION/ARBITRATION

              8.2.1 MANAGEMENT MEETINGS. Except with respect to payments of undisputed amounts to Contractor by Owner, in the event of a dispute, claim or other matter arising out of or relating to this Agreement or breach thereof, the parties agree that in addition to the remedies available to each party as outlined above, the parties may contemporaneously provide the other party with a written notice outlining the nature of the dispute. Within five (5) business days of the receipt of such notice the Contractor's Project Manager and Owner's designee shall meet in a good faith effort to resolve the dispute. If the dispute cannot be resolved at such meeting, the parties agree that within twenty
(20) business days of the initial meeting, a second meeting shall take place with a Vice President or person with similar decision making authority representing each of the Contractor and Owner. If the dispute remains unresolved after such second meeting


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and the parties have used good faith efforts to otherwise resolve the dispute then the parties shall participate in Arbitration as set forth below.

              8.2.2 ARBITRATION. All claims, disputes and other matters in question arising out of, or relating to, this Agreement or the breach thereof which are not resolved pursuant to 8.2.1 above, shall be decided by arbitration in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association then in effect unless the parties mutually agree in writing otherwise. This Agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. This award rendered by the arbiters shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

                    8.2.2.1 Notice of demand for Arbitration shall be filed in writing with the other party to the Agreement and with the American Arbitration Association. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matters in questions would be barred by the application statute of limitations. The Contractor shall carry on the Work and maintain the progress schedule during any arbitration proceedings, (provided Owner is not otherwise in breach of this Agreement) and Owner shall continue to pay any undisputed sums to Contractor.

                    8.2.2.2 The foregoing notwithstanding, either party may seek injunctive relief from a court of competent jurisdiction which may be necessary to protect its rights under this Agreement without being required to show any actual damages or to post an injunction bond.


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ARTICLE 9. INDEMNIFICATION AND LIABILITY

         9.1 INDEMNIFICATION BY CONTRACTOR. Contractor shall be liable for and shall defend, indemnify and hold harmless the Owner and its officers, directors, agents and employees from and against any and all claims, demands, causes of action, losses, damages, costs and expenses (including reasonable attorney's fees) of every kind and character arising in favor or any person including Contractor, Owner's employees, Contractor's employees, Subcontractors or other persons on account of personal injuries or death or damage to any property (hereinafter "Claims") in any way incident to, arising out of, or claimed to have arisen out of, occuring in, in connection with, or relating to the Services performed by Contractor hereunder (including Claims in any way incident to, arising out of, or claimed to have arisen out of, occuring in, in connection with, or relating to the Services performed by any and all Subcontractors), except if directly or indirectly due to Owner's or Owner's employees' negligence. Owner shall have a direct right of action against Contractor in the event Contractor fails to perform under this Article 9.1 and Owner may recover all of the reasonable costs of such action, including reasonable attorney's fees. Contractor shall obtain a written agreement from anyone (including Subcontractors) retained or employed by Contractor which shall include this indemnification in favor of Owner.

              9.1.1 Contractor further agrees to indemnify and hold Owner harmless against the payment of any and all penalties, interest, liens or indebtedness or claims against Owner's property, or for work performed, or materials furnished, or measured by the work performed, growing out of or incident to Contractor's operations hereunder. Contractor agrees to reimburse Owner and Owner's employees for each and every reasonable cost or charge, including court


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costs, all expenses of litigation and reasonable attorney's fees, if any, which
Owner, its successors, assigns or employees, may incur in defending against or prosecuting any such claims, demands, causes of action or suits brought pursuant to Services performed under this Agreement.

              9.1.2 Contractor shall release, indemnify, and hold the Owner harmless from and against any and all claims arising from or relating to any loss or damage to property of any kind owned or leased by Contractor or its employees, servants, agents and Subcontractors unless directly or indirectly due to Owner's or Owner's employee's negligence.

              9.1.3 All obligations to assume, protect, defend, indemnify, and save the Owner harmless shall extend to the Owner's officers, directors, employees, agents, shareholders, and to companies and other legal entities that control, are controlled by, are subsidiaries of, or are affiliated with Owner and the respective officers, directors, agents, and employees of such companies or entities and shall continue for so long as any of the named indemnities may be subjected to claims or suits calling for such obligations, notwithstanding the completion, acceptance or payment for the Work.

         9.2 INDEMNIFICATION BY OWNER. Owner shall be liable for and shall defend, indemnify and hold harmless the Contractor and its officers, directors, agents and employees from and against any Claims to the extent they arise from the negligence and/or willful misconduct of the Owner, its employees or agents.

         9.3 NOTICE OF CLAIMS. Each party shall notify other promptly of written Claims or demands of which the other party is responsible hereunder. The indemnifying party shall have the right to defend the Claim with counsel of its own choosing but no settlement or compromise of any Claim hereunder shall be completed without the consent of the indemnified party.


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         9.4 LIMITATION OF LIABILITY. In no event shall either party hereto be liable for any consequential, incidental, special, indirect or remote damages including, but not limited to, loss or use, lost revenues or profits (except for Contractor's Fee Trueup payable under Article 4.10 hereof) or interest on borrowed funds, arising out of or in connection with its performance of this Agreement whether arising in contract, warranty, tort (including negligence) or strict liability.

ARTICLE 10. WARRANTY

         10.1 WARRANTY. Any equipment, materials, and services supplied by Contractor, its agents, employers, suppliers, or Subcontractors, are warranted by Contractor or its suppliers or Subcontractors as appropriate, to be of good quality and workmanship and will be properly installed by Contractor or its Subcontractors as appropriate. To the extent possible, Contractor shall also assign to Owner all manufacturers, suppliers or Subcontractor's warranties for any services, equipment and materials. All warranties made hereunder shall be for a minimum period of one (1) year following Owner's acceptance of the Work for such Project unless otherwise specified in a Work Order, provided however, that any warranty for materials or services not provided directly by Contractor shall be the warranty of the Subcontractor or supplier which Contractor shall pass through to Owner. Where a Certificate of Occupancy is issued by Contractor to Owner, the warranty period shall commence upon the date the Certificate of Occupancy is issued for equipment, materials, or services which are directly related to such Certificate of Occupancy. Contractor shall not be obligated to continue these warranty obligations for any equipment (including software), materials and/or services which have been improperly repaired or altered, abused, misused or improperly handled by Owner unless such repair or alteration was necessitated by an act or omission of Contractor, Subcontractor or their


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respective employees or agents. Notwithstanding the foregoing, all fiber optic cable purchased by Contractor for Owner hereunder shall have a minimum three
(3) year warranty assignable to Owner unless otherwise agreed to in a Work
Order.

     10.2 FREE FROM DEFECTS. The Contractor warrants to the Owner that all materials and equipment furnished under this Agreement will be new unless otherwise specified in an Work Order or agreement for Other work, free from faults and defects and in conformance with the Work Order, agreement for Other Work and/or this Agreement. All work not conforming to these requirements, including substitutions not properly approved and authorized, may be considered defective and must be cured by Contractor at Contractor's expense. If required by the Owner, Contractor shall furnish satisfactory evidence as to the kind and quality of materials and equipment furnished hereunder.

     10.3 NO OTHER WARRANTIES. EXCEPT AS OTHERWISE PROVIDED HEREIN, THE FOREGOING WARRANTIES AND THOSE CONTAINED IN ANY WORK ORDER OR AGREEMENT FOR OTHER WORK CONSTITUTE THE ONLY WARRANTIES WITH RESPECT TO THE WORK PERFORMED HEREUNDER, OR ANY STATEMENT OF WORK, THERE BEING NO OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 11 HAZARDOUS MATERIALS AND CONCEALED CONDITIONS

     11.1 HAZARDOUS MATERIALS. In the event Contractor encounters toxic or hazardous materials in performance of any Project, any resulting delays and costs shall be considered to be beyond its control, without its fault and outside the scope of such Project unless such encounter

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is due to the gross negligence or willful misconduct of Contractor, its employees, officers or directors or Subcontractors. Such toxic or hazardous materials shall be removed or otherwise dealt with by Owner or by the appropriate government agency, organization or third party. Contractor shall have no obligation, responsibility or liability with respect to such materials. Notwithstanding the foregoing, Contractor agrees that it will be responsible for the cleanup or any other cost, damage or liability arising from any toxic or hazardous materials generated or used by Contractor, its employees or Subcontractors in the course of its performance of any Work under this Agreement. Contractor agrees in any event to cooperate fully with Owner and to perform reasonable and customary investigations as to the existence of hazardous materials prior to the performance of any Work hereunder.

     11.2 CONCEALED CONDITIONS. The Contractor shall promptly, upon discovery, and before any such conditions are disturbed, notify the Owner in writing of:
(1) subsurface or latent physical conditions at the site of Work differing materially from those indicated in the Contract Documents, or (2) unknown physical conditions at such site, of an unusual nature, differing materially from those ordinarily encountered and generally recognized as inherent in work of the character provided for in this Agreement. The Contractor shall, at Owner's direction, promptly investigate the conditions, and if it finds that such conditions do materially so differ and cause an increase or decrease in the Contractor's cost of, or the time for, performance of any part of the Work under the applicable Work Order an equitable adjustment of time shall be, made and the Work Order modified accordingly. Owner and Contractor acknowledge that all costs incurred in investigating the conditions and performing such Work are Reimbursable Costs.

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ARTICLE 12 MISCELLANEOUS

     12.1 TITLE. Title to all Work completed pursuant to a Work Order or agreement for Other Work hereunder and to all materials and supplies on account of which payment in full has been made by Owner shall be and vest in the name of Owner.

     12.2 ASSIGNMENT. Owner may not transfer, assign or otherwise delegate its obligations under this Agreement without the express written consent of the Contractor which consent shall not be reasonably withheld; provided, however, that Owner may assign its rights, including the obligation of payment to Contractor and Owner's rights under any Work Order or agreement for Other Work, under this Agreement to its subsidiaries, affiliates or successors in interest without prior written consent of Contractor. Contractor may not transfer, assign or otherwise delegate its obligations under this Agreement without the express written consent of Owner which may be withheld by Owner in its sole discretion. Any assignment by any party hereunder shall not release the assigning party from its obligations under this Agreement.

     12.3 SEVERABILITY. If any provision of this Agreement is adjudicated to be invalid or unenforceable, the remainder shall be valid and enforceable, and the parties shall negotiate in good faith to recreate such provision in a valid and enforceable form to provide for the intent of such provision.

     12.4 WAIVER. Failure of Owner or Contractor at any time to require strict performance of any provision of this Agreement shall not constitute a waiver of that provision nor in any way limit enforcement of that provision.

     12.5 NOTICES. Except as otherwise set forth herein, when any notice or other communication is required or authorized to be given hereunder, such notice shall, for all

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purposes, be in writing and either delivered personally to the addressee, by telex or facsimile transmission followed by mailing, or mailed registered or certified mail return receipt requested, or by express mail, postage prepaid and shall be deemed given when so delivered personally, when such telex or facsimile transmission is received or, if mailed, five (5) days after the date of mailing to the address of the respective parties at the following addresses:


          (i) if sent by Owner to Contractor, addressed as follows:

                     MFS Network Technologies, Inc.
                     1200 Landmark Center
                     Suite 1300
                     Omaha, NE 68102
                     Attn: Vice President, Operations


                     With a copy to:

                     MFS Network Technologies, Inc.
                     1200 Landmark Center
                     Suite, 1300
                     Omaha, NE 68102
                     Attn: Vice President, Corporate and Legal Affairs

                     and

                     Able Telcom Holding Corp.
                     1601 Forum Place
                     Suite 1110
                     West Palm Beach, FL 33401
                     Attn: President

          (ii) If sent by Contractor to Owner, addressed as follows:

                     WorldCom Network Services, Inc.
                     Purchasing & Contracts, MD 1.1-131F
                     6929 N. Lakewood Avenue
                     Tulsa, OK 74117
                     Attn: Contract Administrator

                     With a copy to:

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                     WorldCom Network Services, Inc.
                     6929 N. Lakewood Avenue
                     Tulsa, OK
                     Attn: Vice President, Construction and Facilities

                     and

                     Worldcom, Inc.
                     One Tower Lane, Suite 1600
                     Oakbrook Terrace, IL 60181
                     Attn: Counsel for Development

     12.6 CONFIDENTIALITY.

     12.6.1 Owner and Contractor agree to hold and will use their commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning this Agreement and any Work or Project performed hereunder, except to the extent that such information can be shown to have been (i) in the public domain through no fault of the received party, or (ii) later lawfully acquired by the receiving party from third parties without an obligation of confidentiality. The obligation of Owner and Contractor to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take preserve the confidentiality of its own similar information.

          12.6.2 The drawings, specifications and other documents are instruments of service through which the Work to be performed by the Contractor is described. The Contractor may retain one record set. The Contractor shall not own or claim a copyright or any other right in the drawings, specifications and other documents. All copies of them, except the record set, shall be returned to Owner on request upon completion of the Project. The drawings,

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specifications and other documents and copies thereof furnished to the
Contractor, are for use solely with respect to a Project. They are not to be used by the Contractor on other projects without the specific written consent of the Owner. The Contractor is granted a limited license to use and reproduce applicable portions of the drawings, specifications and other documents prepared for a Project appropriate to and for use in the performance of the Contractor's services under this Agreement. All drawings, specifications and other documents relating to the Project are owned by the Owner, including drawings, specifications and other documents generated by Contractor for Owner or used to perform work for Owner prior to the date of this Agreement

          12.6.3 Subject to the confidentiality requirements stated herein, neither party shall reference or use any part of this Agreement or the names of the parties hereto in any press release, marketing, advertising or other sales or promotional materials without the express written consent of the other party which will not be unreasonably withheld or delayed.


     12.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.8 NO CONSTRUCTION AGAINST DRAFTER. The parties acknowledge that this Agreement and all the terms and conditions contained herein have been fully reviewed and negotiated by the parties and that each party has been represented by Counsel. Having acknowledged the foregoing, the parties agree that any principle of construction or rule of law that provides that, in the event of any inconsistency or ambiguity, an agreement shall be construed against the drafter of the agreement shall have no application to the terms and conditions of this Agreement.

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     12.9 COURSE OF DEALING. The parties acknowledge that due to the previous relationship between Contractor and Owner, the sequence of previous acts and conduct between Contractor and Owner related to the Work to be performed pursuant to this Agreement and any Work Orders or agreements for Other Work executed hereunder, is fairly to be regarded as establishing a common basis of understanding for interpreting each party's expressions and other conduct as further described in the Uniform Commercial Code.


     12.10 SURVIVAL. The provisions of Articles 9, 10, 11 and 12 shall survive the expiration or termination of the Agreement and Owner and Contractor each agree to be bound thereto as appropriate.


     12.11 GOVERNING LAW. The Agreement, and all the rights and duties of the parties arising from or relating in any way to the subject matter of this Agreement or the transaction(s) contemplated by it, shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws provisions).

     12.12 ENTIRE AGREEMENT. This Agreement and all Exhibits an Schedules attached hereto constitute the entire agreement between parties with respect to the subject matter hereof. This Agreement shall be binding upon the parties hereto and their permitted successors and assigns.


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          IN WITNESS WHEREOF, the parties hereto have executed this instrument, through their authorized officers, effective the date first above written.

                                   OWNER

                                   WORLDCOM NETWORK SERVICES, INC.


                                   By:______________________________
                                        John Sidgmore

                                   Title:____________________________



                                   CONTRACTOR

                                   MFS NETWORK TECHNOLOGIES, INC.


                                   By:_______________________________

                                   Title:____________________________




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                               MASTER SERVICE AGREEMENT
                               LIST OF OMITTED SCHEDULES




                     EXHIBIT             EXHIBIT TITLE
                     -------             -------------

                         A               CURRENT PROJECTS

                         B               WORK ORDERS

                         C               AGREEMENTS FOR OTHER WORK

                         D               ENGINEERING SERVICES RATE SCHEDULE

                         E               CHANGE ORDER FORM

                         F               CERTIFICATE OF COMPLETION

                         G               CONTRACTOR'S LABOR POLICIES

                         H               SUBCONTRACT TERMS  &  CONDITIONS

                         I               PROFESSIONAL SERVICES AGREEMENT

                         J               INVOICE FORM








   THE COMPANY WILL PROVIDE COPIES OF ANY OMITTED EXHIBIT(S) TO THE COMMISSION

   UPON REQUEST FROM THE COMMISSION FOR SAID EXHIBIT(S).